Exhibit (a)(1)(A)

Offer To Purchase for Cash

All Outstanding Shares of Common Stock of

NUVALENT, INC.

at

$124.00 per share of Class A Common Stock

and

$124.00 per share of Class B Common Stock

by

HARMONY ROW ACQUISITION CO.,

GLAXOSMITHKLINE LLC

and

GSK PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 14, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”), a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), is offering to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of the Merger Agreement (as defined below), the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and solely for purposes of Section 9.14 therein, Ultimate Parent, pursuant to which, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and as a direct wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and will be consummated as soon as practicable following the Acceptance Time (as defined in Section 11 - “The Merger Agreement; Other Agreements”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than any Shares (a) held in the treasury of the Company or owned by the Company or the Company’s subsidiary immediately prior to the Effective Time, (b) owned by Ultimate Parent, Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent or Purchaser immediately prior to the Effective Time, and (c) held by a stockholder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in accordance with the DGCL) will be converted into the right to receive the Offer Price subject to any applicable withholding taxes.

Under no circumstances will interest be paid on the Offer Price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, (a) the “Minimum Tender Condition”, which requires that there be validly tendered in the Offer, and not validly withdrawn, prior to the expiration of the Offer, that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer, and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There is no financing condition to the Offer. The Offer is subject to various additional conditions. See Section 15 - “Conditions of the Offer.”

The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

500 Fifth Avenue, 21st Floor

New York, NY 10110

Shareholders May Call Toll Free:

(877) 750-5838 (from the U.S. and Canada), or

+1 (412) 232-3651 (from other countries)

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

If your Shares are registered in your name and you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or (ii) follow the procedure for book-entry transfer set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares.” If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser and request they effect the transaction for you before the expiration of the Offer.

Purchaser is not providing for guaranteed delivery procedures. Therefore, if you wish to tender your Shares you must allow sufficient time to comply with the procedures described in Section 3 - “Procedures for Accepting the Offer and Tendering Shares” prior to the Offer Expiration Time (as defined below in the “Summary Term Sheet”).

Questions and requests for assistance should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, if your Shares are registered in their name.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”), a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), is offering to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the Seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of the Merger Agreement (as defined below), the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The following are some questions you may have as a stockholder of the Company and answers to those questions. The information contained in this summary term sheet is a summary only, may not contain all of the information that is important to you and is not meant to be a substitute for the more detailed descriptions and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety because the information in this summary term sheet is not complete, and additional important information is included in the remainder of this Offer to Purchase and the Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. Except as otherwise set forth herein, the information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been based upon publicly available documents or records of the Company or information provided by the Company. None of Parent, Purchaser or Ultimate Parent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or accuracy of any such information.

Securities Sought	All of the issued and outstanding Class A Shares and Class B Shares of the Company.

Price Offered Per Share

$124.00 per Class A Share, par value $0.0001 per share, net to the seller in cash, without interest, subject to any applicable withholding taxes.

$124.00 per Class B Share, par value $0.0001 per share, net to the seller in cash, without interest, subject to any applicable withholding taxes.

Scheduled Expiration of Offer	One minute following 11:59 P.M., Eastern Time, on July 14, 2026, unless the Offer is otherwise extended or earlier terminated in accordance with the terms of the Merger Agreement.

Purchaser	Harmony Row Acquisition Co., a Delaware corporation and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, which is an indirect wholly-owned subsidiary of GSK plc.

Company Board Recommendation	The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including the Offer and the Merger, are advisable and fair to, and in the best interests of, the

Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

Harmony Row Acquisition Co. is offering to purchase all of the issued and outstanding Shares at the Offer Price, on the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser is a Delaware corporation and a direct wholly-owned subsidiary of Parent, which is an indirect wholly-owned subsidiary of Ultimate Parent, and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. Purchaser has not engaged in any business activities to date, except for activities incidental to its formation and activities undertaken in connection with the Offer and the Merger. Ultimate Parent is a global biopharma company with a purpose to unite science, technology and talent to get ahead of disease together. More information on Ultimate Parent can be found at www.gsk.com.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “GSK”, “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent or Ultimate Parent. We use the term “Purchaser” to refer to Harmony Row Acquisition Co. alone, the term “Parent” to refer to GlaxoSmithKline LLC alone, the term “Ultimate Parent” to refer to GSK plc alone and the term the “Company” to refer to Nuvalent, Inc. Unless the context otherwise requires, we use the term “Shares” to refer to shares of the Company’s Class A Common Stock, par value $0.0001 per share, and Class B Common Stock, par value $0.0001 per share, collectively.

See Section 8 - “Certain Information Concerning Ultimate Parent, Parent, Purchaser and Certain Related Persons.”

What is the class and amount of securities sought pursuant to the Offer?

Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price, subject to any applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.

See Section 1 - “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the Company. Following the consummation of the Offer, we are required to complete the Merger (as defined below) as soon as practicable and in any event no later than one business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company and Parent. Upon completion of the Merger, the Company will become a direct wholly-owned subsidiary of Parent. In addition, we intend to cause the Class A Shares to be delisted from the Nasdaq Global Select Stock Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

The Offer is open to all record holders and beneficial owners of Shares.

How much are you offering to pay?

Purchaser is offering to pay $124.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding taxes. We refer to this amount as the “Offer Price.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the holder of record of your Shares and you directly tender your Shares to us (through the Depositary (as defined below)) in the Offer, you will not be obligated to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult such institutions as to whether any service fees or commissions will apply.

See the “Introduction” to this Offer to Purchase and Section 18 - “Fees and Expenses.”

Is there an agreement governing the Offer?

Yes. The Company, Parent, Purchaser and solely for purposes of Section 9.14 therein, Ultimate Parent, have entered into an Agreement and Plan of Merger, dated as of June 9, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, after which the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (such merger, the “Merger”).

See Section 11 - “The Merger Agreement; Other Agreements” and Section 15 - “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. If you are a United States Holder (as defined below), who receives cash for Shares pursuant to the Offer or pursuant to the Merger you will recognize gain or loss, if any, equal to the difference between the amount of cash received and your adjusted tax basis in the Shares tendered or exchanged therefor. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the Shares is more than one year at the time of the exchange. A non-United States Holder (as defined below) generally will not be subject to U.S. federal income tax with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger unless such non-United States Holder has certain connections to the United States or certain other exceptions apply, but may be subject to the backup withholding rules (as described in Section 5 - “Certain Material U.S. Federal Income Tax Consequences of the Offer and Merger”) unless the non-United States Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or non-U.S. laws). See Section 5 - “Certain Material U.S. Federal Income Tax Consequences of the Offer and Merger” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

The U.S. federal, state, local and foreign income and other tax consequences to holders or beneficial owners of equity awards participating in the Merger with respect to such equity awards are not discussed herein, and such holders or beneficial owners of equity awards are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?

Yes. The Offer is not subject to any financing condition. We estimate that we will need approximately $10.6 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger. Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger. Parent expects this funding to be from new and existing debt facilities plus cash, and Parent has entered into a new $11 billion facility agreement with Bank of America N.A., London Branch and Citibank, N.A. and its affiliates (as arrangers and original lenders) in connection therewith, as more fully described in Section 9 - “Source and Amount of Funds.”

See Section 9 - “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

Parent has entered into the $11 billion facility agreement (guaranteed by Ultimate Parent and as described below) to give it access to sufficient committed funding to provide Purchaser with funds to purchase all Shares validly tendered in the Offer and acquired in the Merger;

•	the Offer and the Merger are not subject to any financing condition; and

•	if Purchaser consummates the Offer, Parent will acquire any remaining Shares for the same cash price in the Merger.

See Section 9 - “Source and Amount of Funds” and Section 11 - “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 - “Conditions of the Offer,” including, among other conditions, the Minimum Tender Condition. The “Minimum Tender Condition” means that there be validly tendered in the Offer, and not validly withdrawn, prior to the expiration of the Offer, that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer.

How long do I have to decide whether to tender my Shares in the Offer?

You will have until one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) to tender your Shares in the Offer. The term “Expiration Date” means July 14, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 1 - “Terms of the Offer” and Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. The Merger Agreement provides that, subject to the parties’ respective termination rights under the Merger Agreement, Purchaser will extend the Offer:

•

for one (1) or more periods of time of up to ten (10) business days per extension (or such other period of time agreed by Parent and the Company) if at any scheduled Expiration Date, any Offer Condition (other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer) is not satisfied and has not been waived; and

•	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.

In addition, if at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may elect to (and if so requested by the Company, Purchaser shall) extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Purchaser), but not more than ten (10) business days each (or for such longer period as may be agreed to by Parent and the Company). The Company may not request Purchaser to extend the Offer pursuant to the forgoing sentence on more than two (2) occasions in consecutive periods of ten (10) business days each (or such longer or shorter period as the Company and Purchaser may agree in writing). Purchaser is not required to, and Purchaser will not, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means December 9, 2026.

See Section 1 - “Terms of the Offer” and Section 11 - “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

Without the Company’s consent, there will not be a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

See Section 1 - “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Citibank N.A., which is the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 - “Terms of the Offer.”

What are the most significant conditions to the Offer?

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions as of one minute following 11:59 P.M., Eastern Time, on the scheduled Expiration Date of the Offer, including, among other conditions:

•	the Minimum Tender Condition being satisfied;

•	the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•

the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and

•	since June 9, 2025, there not having been a “Company Material Adverse Effect” (as described in Section 11) that is continuing.

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 - “Conditions of the Offer.” The Offer is not subject to any financing condition.

How do I tender my Shares?

If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, not later than the Offer Expiration Time. If you hold your Shares as the registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Offer Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Offer Price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, without interest and less applicable tax withholdings to tendering stockholders whose Shares have been accepted for payment.

See Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until one minute following 11:59 P.M., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment by August 22, 2026 (the 60th day after the date of commencement of the Offer), you may withdraw them at any time after that date until we accept your Shares for payment. See Section 4 - “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 - “Withdrawal Rights.”

Has the Offer been approved by the Board of Directors of the Company?

Yes. The Company Board, at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the reasons for the Company Board’s recommendation and approval of the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

No. We are required to complete the Merger as soon as practicable following consummation of the Offer, unless otherwise agreed by the Company and Parent. Once the Merger takes place, the Company will be a direct wholly-owned subsidiary of Parent. Following the Merger, we intend to cause the Class A Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 - “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for any and all of the outstanding stock of such constituent corporation that would be entitled to vote on the merger (other than any shares held by the constituent corporation, the corporation making such offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer, and any direct or indirect wholly-owned subsidiaries of any of the foregoing);

•

following the consummation of the tender offer, the acquiring corporation owns at least such percentage of stock of such constituent corporation that, absent Section 251(h) of the DGCL, would otherwise be required to adopt the agreement of merger for such constituent corporation; and

•

each outstanding share of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for payment in the offer is converted in such merger into the same consideration for their stock in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

If (a) no order, injunction or decree issued by any Governmental Body (as defined in Section 11 - “The Merger Agreement; Other Agreements”) of competent jurisdiction preventing the consummation of the Merger is in effect, (b) no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated, or enforced (and continue to be in effect) by any Governmental Body of competent jurisdiction that prohibits or makes illegal the consummation of the Merger and (c) Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer, Purchaser is required under the Merger Agreement to effect the Merger in accordance with Section 251(h) of the DGCL. At the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”), all of the then issued and outstanding Shares (other than Shares (a) held by the Company or held in the Company’s treasury (other than any Shares (a) held in the treasury of the Company or owned by the Company or the Company’s subsidiary immediately prior to the Effective Time, (b) owned by Ultimate Parent, Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent or Purchaser immediately prior to the Effective Time, and (c) held by a stockholder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares will be converted into the right to receive the Offer Price, subject to any applicable withholding taxes (the “Merger Consideration”).

If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (A) you will be paid earlier if you tender your Shares in the Offer and (B) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and otherwise comply in all respects with the requirements for appraisal under Section 262 of the DGCL. See Section 17 - “Appraisal Rights.” However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Class A Shares. Also, in such event, it is possible that the Class A Shares will be delisted from Nasdaq, and the Company will no longer be required to make filings with the SEC under the Exchange Act or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.

See the “Introduction” to this Offer to Purchase, Section 11 - “The Merger Agreement; Other Agreements” and Section 13 - “Certain Effects of the Offer.”

What will happen to my stock options, restricted stock units and performance stock units (if any) in the Offer and the Merger?

The Offer is being made only for Shares, and not for (a) outstanding options to purchase Class A Shares (each, a “Company Stock Option”), (b) outstanding restricted stock units denominated in Class A Shares (each, a “Company RSU”), or (c) outstanding performance stock units denominated in Class A Shares (each, a “Company PSU”, and together with Company Stock Options and Company RSUs, “Company Stock Awards”), in each case, whether vested or unvested and granted under (i) the Company’s 2017 Stock Option and Grant Plan or (ii) the Company’s 2021 Stock Option and Incentive Plan (clauses (i) and (ii) collectively, the “Company Equity Plans”). Holders of outstanding vested but unexercised Company Stock Options may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and tender the Class A Shares, if any, issued upon such exercise. Holders of outstanding Company RSUs and Company PSUs may participate in the Offer only if such Company RSUs or Company PSUs are first settled in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and the Class A Shares, if any, issued in connection with such settlement are tendered. Any such exercise or settlement should be completed sufficiently in advance of the Offer Expiration Time to ensure that the holder will have sufficient time to comply with the procedures for tendering Class A Shares described below in Section 3 - “Procedures for Accepting the Offer and Tendering Shares.”

Pursuant to the terms of the Merger Agreement, at the Effective Time, (a) each Company Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive for each Class A Share underlying such cancelled Company Stock Option, a cash amount (without interest and less applicable withholding taxes) equal to the excess of (x) the Offer Price over (y) the exercise price payable per Class A Share under such Company Stock Option; (b) each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive a cash amount (without interest and less applicable withholding taxes) equal to the Offer Price for each Class A Share underlying such Company RSU; and (c) each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and entitle the holder to receive a cash amount (without interest and less applicable withholding taxes) equal to the Offer Price for each Class A Share underlying such Company PSU (assuming performance goals are achieved in full).

See Section 11 - “The Merger Agreement” for a more detailed description of the treatment of equity awards in connection with the Merger.

What is the market value of my Shares as of a recent date?

On June 8, 2026 the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Class A Shares on Nasdaq was $88.49 per Class A Share. On June 23, 2026, the last full day of trading before commencement of the Offer, the reported closing sales price of the Class A Shares on Nasdaq was $123.44 per Class A Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

See Section 6 - “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements (each, a “Tender and Support Agreement,” and collectively, the “Tender and Support

Agreements”) with each of Deerfield Healthcare Innovations Fund, L.P., Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P. (collectively, “Deerfield”), Alexandra Balcom, Anna Protopapas, Benjamin Lane, Cameron A. Wheeler, Christopher D. Turner, Christy Oliger, Darlene Noci, Deborah A. Miller, Grant C. Bogle, Henry E. Pelish, James R. Porter, Joseph Pearlberg, Michael L. Meyers, Ron Squarer and Sapna Srivastava, (each a “Supporting Stockholder”), which provide, among other things, that as promptly as practicable after, but in no event later than eight (8) business days after, the commencement of the Offer, each Supporting Stockholder will take all action required to validly and irrevocably tender or cause to be validly and irrevocably tendered into the Offer all outstanding Shares such Supporting Stockholder owns of record or beneficially (and, in the case of the Supporting Stockholders other than Deerfield, Company Stock Options other than Company Stock Options that are not exercised, Company RSUs other than Company RSUs that are not vested and Company PSUs other than Company PSUs that are not settled) as of the date of such Tender and Support Agreement together with any Shares that are issued to or otherwise directly or indirectly acquired or beneficially owned by any such Supporting Stockholder prior to the valid termination of such Tender and Support Agreement in accordance with its terms (collectively, the “Subject Shares”).

As of June 9, 2026, the Supporting Stockholders collectively directly or indirectly own approximately 28% of all Shares issued and outstanding. Parent expressly disclaims beneficial ownership of all Shares covered by the Tender and Support Agreement.

See Section 11 - “The Merger Agreement; Other Agreements.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares including beneficial owners immediately prior to the Effective Time who (a) did not tender their Shares in the Offer, (b) follow the procedures set forth in Section 262 of the DGCL and (c) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.

See Section 17 - “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll free at (877) 750-5838. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

Harmony Row Acquisition Co., a Delaware corporation (“Purchaser”), a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware (“Parent”), which is an indirect wholly-owned subsidiary of GSK plc, a public limited company organized under the laws of England and Wales (“Ultimate Parent”), is offering to purchase all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”), and Class B Common Stock, par value $0.0001 per share (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of Nuvalent, Inc., a Delaware corporation (the “Company”), for $124.00 per Share, net to the seller in cash, without interest (such consideration as it may be increased from time to time pursuant to the terms of the Merger Agreement (as defined below), the “Offer Price”), subject to any applicable withholding taxes, and upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 2026 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Parent, Purchaser and solely for purposes of Section 9.14 therein, Ultimate Parent, pursuant to which, as soon as practicable following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”) and as a direct wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and will be consummated as soon as practicable following the Acceptance Time (as defined in Section 11 - “The Merger Agreement; Other Agreements”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than any Shares (a) held in the treasury of the Company or owned by the Company or the Company’s subsidiary immediately prior to the Effective Time, (b) owned by Ultimate Parent, Parent, Purchaser or any direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent or Purchaser immediately prior to the Effective Time, and (c) held by a stockholder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in accordance with the DGCL) will be converted into the right to receive the Offer Price, subject to any applicable withholding taxes.

Under no circumstances will interest be paid on the Offer Price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 - “The Merger Agreement.”

Tendering stockholders who are the holders of record of their Shares and who tender directly to Citibank N.A., which is the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, as provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously: (a) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Contemplated Transactions”), including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) declared it advisable that the Company enter into the Merger Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, (c) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (d) subject to the terms and conditions of the Merger Agreement, recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

More complete descriptions of the Company Board’s reasons for recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer, and for authorizing and approving the Merger Agreement and the Contemplated Transactions are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this Offer to Purchase. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety, including the information set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions, (a) the “Minimum Tender Condition”, which requires that there be validly tendered in the Offer, and not validly withdrawn, prior to the expiration of the Offer, that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer, and (b) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There is no financing condition to the Offer. The Offer is subject to various additional conditions. See Section 15 - “Conditions of the Offer.”

The Company has advised Parent that at a meeting of the Company Board held on June 8, 2026, Centerview Partners LLC (“Centerview”) reviewed with the Company Board Centerview’s financial analysis of the Offer Price and Merger Consideration, and rendered to the Company Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated June 8, 2026, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price or Merger Consideration to be paid to the holders of Shares (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The written opinion rendered by Centerview to the Company Board is attached to the Schedule 14D-9 as Annex A. The opinion of Centerview does not constitute a recommendation to any stockholder of the Company as to whether or not such holder should tender Shares in connection with the Offer or otherwise act with respect to the Contemplated Transactions or any other matter.

THIS OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price subject to any withholding of taxes required by applicable legal requirements, upon the terms and subject to the conditions set forth in the Offer. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date pay for, all Shares validly tendered prior to one minute following 11:59 P.M., Eastern Time, on the Expiration Date (the “Offer Expiration Time”) and not validly withdrawn as described in Section 4 - “Withdrawal Rights.” The term “Expiration Date” means July 14, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 - “Conditions of the Offer.”

The Merger Agreement provides that, subject to the parties’ respective termination rights under the Merger Agreement, Purchaser will extend the Offer:

•

for one (1) or more periods of time of up to ten (10) business days per extension (or such other period of time agreed by Parent and the Company) if at any scheduled Expiration Date any Offer Condition (other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer) is not satisfied and has not been waived; and

•	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.

In addition, if at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may elect to (and if so requested by the Company, Purchaser shall) extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Purchaser), but not more than ten (10) business days each (or for such longer period as may be agreed to by Parent and the Company). The Company may not request Purchaser to extend the Offer pursuant to the forgoing sentence on more than two (2) occasions in consecutive periods of ten (10) business days each (or such longer or shorter period as the Company and Purchaser may agree in writing). Purchaser is not required to, and Purchaser will not, without the prior written consent of the Company, extend the Offer beyond the Outside Date.

The “Outside Date” means December 9, 2026.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 - “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right at any time and from time to time to increase the

Offer Price, waive any Offer Condition and make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend, modify, or waive the Minimum Tender Condition, (D) add to the Offer Conditions, (E) amend or modify the Offer Conditions in a manner adverse to the holders of Shares, (F) extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement or (G) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer (collectively, “Prohibited Offer Modifications”). Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 A.M., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Purchaser or Parent, Parent will promptly notify the Company’s stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of two (2) business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum five (5) business day period generally is required to allow for adequate dissemination to holders of Shares and investor response. Additionally, if a competing tender offer for the Company’s Shares is announced after the commencement of this Offer, then we will extend the Offer to July 22, 2026 (the 20th business day after the date of commencement of the Offer) if and to the extent required under applicable law.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Under certain circumstances described in the Merger Agreement, Parent or the Company also may terminate the Merger Agreement.

Without the Company’s consent, there will not be a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 - “Conditions of the Offer,” we will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Acceptance Time (as defined in Section 11 - “The Merger Agreement; Other Agreements”). Subject to any applicable rules and regulations of the SEC, including Rule 14e-1 promulgated under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 - “Certain Legal Matters; Regulatory Approvals.”

In the case of certificated Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) pursuant to the procedures set forth in Section 3 - “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

In the case of book-entry Shares, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 - “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal; or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. The term “Agent’s Message” means a message, transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 - “Withdrawal Rights.” Under no circumstances will interest be paid on the Offer Price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Certificates are submitted evidencing more Shares than are tendered, Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary prior to one minute after 11:59 P.M., Eastern Time, on the Expiration Date, and, in the case of a book-entry transfer, an Agent’s Message (as defined herein), in lieu of the Letter of Transmittal and such other documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Offer Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal: (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.

See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Merger Agreement or this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents.

THE METHOD OF DELIVERY OF THE SHARES (OR CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY

THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Shares to challenge such interpretation with respect to their Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as described herein, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Company Equity Awards. The Offer is being made only for Shares, and not for outstanding Company Stock Options, Company RSUs or Company PSUs (each as defined in Section 11 - “The Merger Agreement; Other Agreements”) issued by the Company. Holders of outstanding vested but unexercised Company Stock Options may participate in the Offer only if they first exercise such Company Stock Options in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and tender the Class A Shares issued upon such exercise. Holders of outstanding Company RSUs and Company PSUs may participate in the Offer only if such Company RSUs or Company PSUs are first settled in accordance with the terms of the applicable Company Equity Plan and other applicable agreements of the Company and the Class A Shares, if any, issued in connection with such settlement are tendered. Any such exercise or settlement should be completed sufficiently in advance of the Offer Expiration Time to assure that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

See Section 11 - “The Merger Agreement” for additional information regarding the treatment of the Company Stock Options, Company RSUs and Company PSUs in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the U.S. Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that (i) such stockholder is a United States person, (ii) the taxpayer identification number provided by such stockholder is correct, and (iii) such stockholder is not subject to backup withholding. Foreign stockholders that do not otherwise establish an exemption should submit a properly completed and signed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, to avoid backup withholding. Such stockholders are urged to consult their own tax advisors to determine which Form W-8 is appropriate.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a stockholder that fails to provide the correct taxpayer identification number.

U.S. stockholders and foreign stockholders should consult their tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn at any time after August 22, 2026 (the date that is 60 days after the date of the commencement of the Offer), if Purchaser has not accepted them for payment by that date.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 - “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the name of the registered owners and the serial numbers shown on such Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 - “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Offer Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Certain Material U.S. Federal Income Tax Consequences of the Offer and Merger

The following is a summary of certain United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal laws (including the Foreign Account Tax Compliance Act of 2010) that do not pertain to the U.S. federal income tax, does not consider the tax on “net investment income” under Section 1411 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or the alternative minimum tax provisions of the Code, and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•

a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity for United States federal income tax purposes);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities;

•	a trader in securities that elects to apply a mark-to-market method of tax accounting;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the Shares as part of a straddle, constructive sale, conversion or other integrated transaction;

•	a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement);

•	dissenting stockholders;

•	a United States expatriate, including former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	holders that own an equity interest in Parent following the Merger; or

•

a person that holds or has held, directly or pursuant to attribution rules, more than 5 percent of the Shares at any time during the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable.

If a partnership (including any entity or arrangement treated as a partnership) or other pass-through entity for United States federal income tax purposes holds Shares, the tax treatment of an owner that is a partner or member (including any owner of an interest in an entity or arrangement treated as a partnership or other pass-through entity for United States federal income tax purposes) in the partnership or other pass-through entity generally will depend upon the status of the partner or member and the activities of the partner or member and the partnership or other pass-through entity. Such owners are urged to consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to the Merger.

This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The IRS or a court may assert alternative characterizations of all or part of the consideration received in the Offer or the Merger.

The discussion set out in this Offer to Purchase is intended only as a summary of the material United States federal income tax consequences to an owner of Shares and is not binding on the IRS or any court. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments with Respect to Shares

The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between (i) the amount of cash received (determined before the deduction of any withholding taxes) and (ii) the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax

Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership for United States federal income tax purposes (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax, with the following exceptions:

•

If the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

•

If the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States Holder), the non-United States Holder will generally be subject to tax on the net gain derived from the sale as if it were a United States Holder. In addition, if such non-United States Holder is a non-U.S. corporation for United States federal income tax purposes, it may be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate).

•

If the Shares constitute a United States real property interest (“USRPI”) by reason of the Company’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied, the non-United States Holder may be subject to tax on any gain from the exchange of the Shares under the Foreign Investment in Real Property Tax Act (FIRPTA) regime. We believe that the Company is not currently, has not been during the preceding five years and prior to or at the time of the Merger does not expect to become, a USRPHC. Because the determination of whether the Company is a USRPHC depends on the fair market value of the Company’s USRPIs relative to the fair market value of the Company’s non-USRPIs and other business assets, there can be no assurance that the Company is not or will not become a USRPHC. A non-United States holder should consult its own tax advisor about the consequences that could result if the Company is or were to become a USRPHC.

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. Each non-United States Holder should complete and sign the appropriate IRS Form W-8, which will be requested in the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to the Merger under any federal, state, local, non-U.S. or other laws.

6. Price Range of Shares; Dividends on the Shares

The Class A Shares currently trade on Nasdaq under the symbol “NUVL.” The following table sets forth the high and low sale prices per Share for each quarterly period within the current fiscal year and two preceding fiscal years, as reported by Nasdaq:

	High	Low
Current Fiscal Year
Second Quarter to Date	$123.62	$87.30
First Quarter	$113.02	$93.91

Fiscal Year Ending December 31, 2025
Fourth Quarter	$112.88	$81.02
Third Quarter	$86.83	$71.13
Second Quarter	$82.09	$55.54
First Quarter	$91.50	$64.75

	High	Low
Fiscal Year Ending December 31, 2024
Fourth Quarter	$106.32	$76.67
Third Quarter	$113.51	$64.67
Second Quarter	$83.35	$61.80
First Quarter	$89.39	$68.95

On June 8, 2026 the last full day of trading before we announced the Merger Agreement, the reported closing sales price of the Class A Shares on Nasdaq was $88.49 per Class A Share. On June 23, 2026, the last full day of trading before commencement of the Offer, the reported closing sales price of the Class A Shares on Nasdaq was $123.44 per Class A Share. We encourage you to obtain current market quotations for Shares before deciding whether to tender your Shares.

The Class B shares do not currently trade, and have not traded, on any market.

The Company has never declared or paid any cash dividends to date and does not intend to do so.

7. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company. None of Ultimate Parent, Parent or Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of Ultimate Parent, Parent or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Ultimate Parent, Parent or Purchaser.

General. The Company was incorporated under the laws of the state of Delaware on January 25, 2017 under the name Nuvalent, Inc. The Company is a clinical-stage biopharmaceutical company focused on creating precisely targeted therapies for patients with cancer. The Company develops innovative small molecules that are designed with the aim to overcome the limitations of existing therapies for clinically proven kinase targets. The Company’s first lead product candidate, zidesamtinib (NVL-520), is being developed for patients with ROS proto-oncogene 1 (ROS1)-positive non-small cell lung cancer (NSCLC). The Company’s second lead product candidate, neladalkib (NVL-655), is being developed for patients with anaplastic lymphoma kinase (ALK)-positive NSCLC.

Nuvalent, Inc.

One Broadway, 14 Floor

Cambridge, MA 02142

The information contained in Section 6 -“Price Range of Shares; Dividends on the Shares” is incorporated herein by reference.

Additional Information. The Class A Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them) and other matters. Information concerning the Company’s directors and officers, their compensation and equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. The SEC maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC. The Company also maintains an Internet website at https://nuvalent.com/. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8. Certain Information Concerning Ultimate Parent, Parent, Purchaser and Certain Related Persons

The summary information set forth below in respect of Ultimate Parent and Parent is qualified in its entirety by reference to Ultimate Parent’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information regarding the Company.

Purchaser is a Delaware corporation and a direct wholly-owned subsidiary of Parent, which is an indirect wholly-owned subsidiary of Ultimate Parent, and was formed solely for the purpose of facilitating the acquisition of the Company. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Contemplated Transactions.

Upon consummation of the Merger, Purchaser will merge with and into the Company and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation and a direct wholly-owned subsidiary of Parent. The business address and business telephone number of Purchaser are as set forth below:

Harmony Row Acquisition Co.

FMC Tower at Cira Centre South

2929 Walnut Street, Suite 1700

Philadelphia 19104, USA

Telephone: +1 (888) 825 5249

Parent is a limited liability company organized under the laws of Delaware and an indirect wholly-owned subsidiary of Ultimate Parent. Parent is an operating company for Ultimate Parent in the United States. Parent performs certain services in support of Ultimate Parent’s US operations and enters into contracts in the US for Ultimate Parent’s US pharmaceutical business and, on occasion, Parent’s US vaccines businesses. The business address and business telephone number of Parent are as set forth below:

GlaxoSmithKline LLC

FMC Tower at Cira Centre South

2929 Walnut Street, Suite 1700

Philadelphia 19104, USA

Telephone: +1 (888) 825 5249

Ultimate Parent was incorporated as an English public limited company on December 6, 1999. Following a merger between Glaxo Wellcome plc and SmithKline Beecham plc, Ultimate Parent acquired these two English companies on December 27, 2000, as part of the merger arrangements. Ultimate Parent is a global biopharma company that is engaged in the discovery, development and delivery of medicines and vaccines. Ultimate Parent prevents and treats disease with specialty medicines, vaccines and general medicines and focuses on the science of the immune system and advanced technologies, investing in four core therapeutic areas-respiratory, immunology and inflammation; oncology; HIV and infectious diseases - to impact health at scale. Our Ahead Together strategy means intervening early to prevent and change the course of disease, helping to protect people and support healthcare systems.

More information on Ultimate Parent can be found at www.gsk.com. The business address and business telephone number of Ultimate Parent are as set forth below:

GSK plc

79 New Oxford Street

London, WC1A 1DG

England

+44 20 8047 5000

The summary information set forth in this Section 8 is qualified in its entirety by reference to Ultimate Parent’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.

The name, business address, citizenship, current principal occupation or employment, and five-year employment history of each director and executive officer of Purchaser, Parent and Ultimate Parent and certain other information are set forth in Schedule I to this Offer to Purchase.

During the last five years, none of Purchaser, Parent or Ultimate Parent or, to the best knowledge and belief of Purchaser, Parent and Ultimate Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of June 23, 2026, none of Ultimate Parent, Parent or Purchaser owns, directly or indirectly, any Shares.

Except as set forth in Schedule I to, or elsewhere in, this Offer to Purchase: (i) none of Ultimate Parent, Purchaser, Parent, or, to the best knowledge and belief of Ultimate Parent, Purchaser and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Ultimate Parent, Purchaser, Parent or, to the best knowledge and belief of Ultimate Parent, Purchaser and Parent after due inquiry, any of the other persons listed in Schedule I to this Offer to Purchase has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Ultimate Parent, Purchaser, Parent or, to the best knowledge and belief of Ultimate Parent, Purchaser and Parent after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Ultimate Parent, Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Ultimate Parent, Purchaser and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Ultimate Parent, Purchaser, Parent, their subsidiaries or, to the best knowledge and belief of Ultimate Parent, Purchaser and Parent after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, may be accessed on the SEC’s web site on the Internet at www.sec.gov. Ultimate Parent also maintains an Internet website at http://www.gsk.com. The information contained in, accessible from or connected to Ultimate Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Ultimate Parent’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9. Source and Amount of Funds

We estimate that we will need approximately $10.6 billion to purchase all of the Shares pursuant to the Offer and to complete the Merger.

Parent will provide Purchaser with sufficient funds to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger. Parent expects this funding to be from new and existing debt facilities plus cash, and Parent has entered into a new $11 billion facility agreement, as described below, in connection therewith.

Purchaser believes that neither the financial condition of Parent nor Purchaser are material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) Parent has entered into the $11 billion facility agreement (guaranteed by Ultimate Parent and as described below) to give it access to sufficient committed funding to provide Purchaser with funds to purchase all Shares validly tendered in the Offer and acquired in the Merger, (c) the Offer and the Merger are not subject to any financing condition and (d) if Purchaser consummates the Offer, Parent will acquire any remaining Shares for the same cash price in the Merger.

On June 9, 2026, Parent (as original borrower) entered into a facility agreement with Bank of America, N.A., London Branch and Citibank, N.A. and its affiliates (as arrangers and original lenders), Citibank Europe plc, UK Branch (as agent) and Ultimate Parent (as guarantor) (the “Facility Agreement”). The Facility Agreement provides for a U.S. dollar term facility in an amount of $11 billion (the “Facility”). The Facility is expected to be drawn in whole or in part by Parent for the purpose of financing the Offer and the Merger. The Facility may be drawn on multiple occasions.

The Facility Agreement provides committed financing for the Offer and the Merger by way of a $11 billion term loan facility, subject only to the satisfaction of customary conditions.

Borrowings under the Facility will incur interest at a rate of SOFR plus a margin that is set in accordance with the table below:

Period	Basis points, per annum
June 9, 2026 to December 8, 2026	15

December 9, 2026 to March 8, 2027	35

March 9, 2026 to June 8, 2027	45

June 9, 2027 onwards	In respect of each subsequent period of 3 months, the aggregate of the base margin payable in respect of the previous 3 months, plus 12.5 basis points

If Ultimate Parent’s long-term unsecured credit rating is downgraded by S&P to A- (or lower) or by Moody’s to A3 (or lower), the applicable margin will be increased in each case by 2.5 basis points per annum for each full notch by which such credit rating is downgraded. An equivalent downgrade by both S&P and Moody’s would only result in one such increase. Any such increases would cease to apply where Ultimate Parent’s ratings were subsequently upgraded back to A (or higher) by S&P or A2 (or higher) by Moody’s, as the case may be.

Any amount drawn under the Facility will be repayable in full on the Facility’s maturity date of June 9, 2027, subject to an extension (at the discretion of Ultimate Parent or the Purchaser) of two (2) further periods of six (6) months.

Parent would be required to prepay the Facility in certain circumstances, including using proceeds raised by way of a debt capital markets issue or an equity capital markets issue by Ultimate Parent or and of its subsidiaries, in each case subject to the terms and exceptions contained in the Facility Agreement.

Ultimate Parent and Parent are subject to affirmative and negative covenants under the Facility Agreement that affect their (and their material subsidiaries’) ability to, among other things, create or permit to subsist any mortgage, charge, pledge or assignment by way of security or liens.

Events of default under the Facility Agreement include, among other things, non-payment of any amounts when due, failure to satisfy obligations under the Facility Agreement, cross default, insolvency and repudiation.

As of the date hereof, Parent has not considered it necessary to enter into any alternative financing arrangements or make any alternative financing plans in the event the Facility Agreement is not available at the Expiration Time.

As of the date hereof, Parent has not made any plans or arrangements to refinance or repay the facility other than as set out in the Facility Agreement.

The Offer is not subject to any financing condition.

The foregoing summary of the Facility Agreement is qualified in its entirety by reference to the complete text of the Facility Agreement, a copy of which is filed as Exhibit (b)(1) to the Schedule TO and is incorporated herein by reference. The Facility Agreement should be read in its entirety for a more complete description of the matters summarized above.

10. Background of the Offer; Past Contacts or Negotiations with the Company

The following is a description of contacts between representatives of Ultimate Parent, Parent and Purchaser and representatives of the Company that resulted in the execution of the Merger Agreement and other agreements related to the Offer. For a review of the Company’s additional activities, please refer to the Schedule 14D-9 that will be filed by the Company with the SEC and mailed to the Company’s stockholders.

In the ordinary course of business and to supplement its research and development activities, Ultimate Parent regularly evaluates business development opportunities, including strategic acquisitions and licensing and partnership opportunities.

On August 14, 2025, a representative of Leerink Partners LLC (“Leerink Partners”), Ultimate Parent’s financial advisor, facilitated an introduction between Dr. James Porter, Chief Executive Officer of the Company, and a representative of Ultimate Parent, who asked to schedule a meeting with Dr. Porter to discuss the Company and its programs.

On September 3, 2025, the Company and Parent executed the Confidentiality Agreement, pursuant to which, subject to certain customary exceptions, Parent and the Company each agreed to keep confidential certain scientific, technical, financial or business information disclosed to such party. The Confidentiality Agreement did not include an explicit standstill provision, but the parties agreed that, without the prior written consent of the other party, neither party would disclose to any person or make any public announcement that any discussions or negotiations were taking place between the parties regarding a potential business transaction.

On September 16, 2025, representatives of the Company met with representatives of Ultimate Parent. During the meeting, representatives of the Company presented an overview of the Company and its programs, including certain scientific and commercial information.

On September 18, 2025, Dr. Porter had a telephone conversation with a representative of Ultimate Parent, during which the representative of Ultimate Parent noted that Ultimate Parent would be very interested in receiving access to additional diligence information and would like to complete as much of its diligence as possible by the time of the Company’s upcoming release of topline data for neladalkib from its ALKOVE-1 Phase 1/2 clinical trial. The representative of Ultimate Parent requested a follow-up meeting at the Jefferies Global Healthcare Conference scheduled for November 18, 2025.

On October 1, 2025, the Company provided representatives of Ultimate Parent with access to a virtual data room containing certain information about the Company and its programs, and representatives of Ultimate Parent shared a list of initial diligence requests.

On October 12, 2025, Luke Miels, CEO Designate of Ultimate Parent, called Dr. Porter to communicate Ultimate Parent’s strong interest in a transaction and the importance of the diligence requests. Mr. Miels stated that Ultimate Parent had the interest and ability to move quickly towards signing a deal ahead of the Company’s planned topline data announcement for neladalkib, planned for November of 2025. Dr. Porter asked Mr. Miels to narrow Ultimate Parent’s initial diligence requests to those with the highest priority, and representatives of Ultimate Parent subsequently shared a list of priority diligence requests with the Company on October 13, 2025.

On October 22, 2025, representatives of Ultimate Parent met with Dr. Porter to communicate that a transaction with the Company was of the highest priority for Ultimate Parent and to reiterate that Ultimate Parent had strong interest in announcing a transaction prior to the Company’s planned topline data announcement for neladalkib in November of 2025 and prior to Mr. Miels’ assumption of full responsibilities as CEO on January 1, 2026. The Company provided responses to the diligence requests received October 13, 2025.

On October 25, 2025, a representative of Centerview Partners LLC (“Centerview”), the Company’s financial advisor, spoke with a representative of Ultimate Parent, who informed the representative of Centerview that Ultimate Parent was discussing whether it would submit a proposal for a transaction with the Company. The representative of Ultimate Parent indicated that, if Ultimate Parent determined to proceed, a proposal could be expected within days and that Ultimate Parent understood that, in order to sign concurrently with the Company’s upcoming data release, Ultimate Parent would need to act promptly.

On October 31, 2025, a representative of Ultimate Parent informed a representative of the Company that Ultimate Parent was not prepared to move forward on an accelerated timeline but indicated that it remained enthusiastic about the Company and would seek to re-engage following the data release of the Company’s ALKOVE-1 trial for neladalkib.

On January 12, 2026, Dr. Porter met with representatives of Ultimate Parent at the J.P. Morgan Healthcare Conference. During the meeting, representatives of Ultimate Parent stated that Ultimate Parent was still highly interested in a transaction with the Company but that Ultimate Parent would not be prepared to move forward with a proposal to acquire the Company at that time.

On March 25, 2026, Dr. Porter met with a representative of Ultimate Parent, during which the representative of Ultimate Parent noted that evaluation of a transaction with the Company was a high priority for Ultimate Parent.

On March 26, 2026, representatives of the Company had dinner with representatives of Ultimate Parent, during which the representatives of Ultimate Parent reiterated Ultimate Parent’s interest in a transaction with the Company. Representatives of Ultimate Parent also asked questions about enrollment in the Company’s ALKAZAR trial of neladalkib and the Company’s discovery portfolio and asked to be connected with key opinion leaders. Subsequent to the dinner, the Company provided contact information for select key opinion leaders.

On April 26, 2026, a representative of Ultimate Parent informed Dr. Porter that Ultimate Parent’s senior leadership had reviewed the opportunity and that Ultimate Parent hoped to be in a position by May 2026 to submit a proposal to acquire the Company. The representative of Ultimate Parent requested certain additional information, including details regarding the Company’s recent interactions with the U.S. Food & Drug Administration, information regarding the Company’s discovery portfolio and certain data on enrollment in the Company’s ALKAZAR trial of neladalkib. Dr. Porter responded to certain of these requests verbally and indicated that the Company would not share certain confidential program details, including regarding its discovery portfolio, prior to receiving a proposal. The Company subsequently provided written responses to Ultimate Parent through the virtual data room.

On May 12, 2026, Mr. Miels called Dr. Porter and stated that Ultimate Parent would be submitting a non-binding proposal to acquire the Company. Dr. Porter told Mr. Miels that he would share the proposal with the Company Board once it was received.

Following the call, on May 12, 2026, Ultimate Parent submitted a non-binding proposal to acquire all of the outstanding shares of the Company’s common stock for $120.00 per Share in cash, implying a fully-diluted equity value of approximately $10.3 billion (the “May 12 Proposal”), representing a 15% premium to the closing price of the Company’s Class A Shares on May 11, 2026. In the May 12 Proposal, Ultimate Parent noted that it would expect that the Company’s major stockholders, directors and officers to enter into agreements to support the transaction and also would expect to enter into retention agreements with key employees responsible for, among other things, the commercial launch of zidesamtinib and neladalkib, and that Ultimate Parent would look to announce a transaction in the coming weeks.

On May 15, 2026, Dr. Porter and Mr. Miels had a telephone conversation during which Dr. Porter indicated that the Company was advancing its launch preparation and draft label for zidesamtinib and that in order to divert key members of the Company’s team away from critical labeling and launch workstreams, he needed confirmation that Ultimate Parent was serious about increasing its proposal to acquire the Company and adhering to the timeline Ultimate Parent had requested.

On May 19, 2026, Dr. Porter and Mr. Miels had a telephone conversation during which Dr. Porter conveyed that, while the Company appreciated Ultimate Parent’s May 12 Proposal, the Company Board believed additional value of the Company was not reflected in the May 12 Proposal. Dr. Porter indicated that the Company would grant Ultimate Parent access to certain value-driving confidential information, including the Company’s new drug application (an “NDA”) for neladalkib and information regarding the Company’s discovery programs, on the basis that the Company expected Ultimate Parent would increase its proposal on price.

On May 20, 2026, the Company granted representatives of Ultimate Parent access in a virtual data room to limited additional diligence information. A representative of Ultimate Parent subsequently requested additional materials, including the Company’s NDA for zidesamtinib and commercial launch-readiness materials, and thereafter, the Company provided these materials in the virtual data room.

Representatives of the Company and representatives of Ultimate Parent subsequently held a series of due diligence meetings to discuss research and development, regulatory correspondence, clinical plans and data and other matters.

Representatives of Ultimate Parent subsequently informed Dr. Porter that the additional information provided to Ultimate Parent, and diligence calls, had allowed Ultimate Parent to find additional value, and Ultimate Parent asked for additional diligence information regarding the Company’s clinical trials, including its Expanded Access Programs. The Company subsequently granted access to such materials in the virtual data room.

On May 25, 2026, Dr. Porter and a representative of Ultimate Parent had a telephone conversation, during which the representative of Ultimate Parent indicated that the additional diligence materials provided by the Company had been helpful and that Ultimate Parent had substantially completed its value-driving diligence on the Company.

On May 27, 2026, Ultimate Parent submitted an updated non-binding proposal to acquire all of the outstanding shares of the Company’s common stock for $121.75 per Share in cash, implying a fully-diluted equity value of approximately $10.4 billion (the “May 27 Proposal”), representing a 16% premium to the closing price of the Company’s Class A Shares on May 26, 2026, together with an exclusivity letter contemplating exclusivity through June 8, 2026. Also on May 27, 2026, Mr. Miels called Dr. Porter to discuss the May 27 Proposal and the requested exclusivity, and Dr. Porter agreed to discuss the matter with the Company Board.

On May 29, 2026, Dr. Porter called Mr. Miels to inform Ultimate Parent that the Company would not agree to exclusivity, and indicated that the Company expected a more significant improvement on price, but, recognizing the importance of timing, the Company would agree to work toward announcement of a transaction by June 8, 2026 on the basis that Dr. Porter and Mr. Miels would have a further discussion regarding value.

Also on May 29, 2026, representatives of Ropes & Gray sent to representatives of Davis Polk & Wardwell LLP, counsel to Ultimate Parent (“Davis Polk”), initial drafts of the merger agreement and the related Company disclosure letter, and the Company granted representatives of Ultimate Parent expanded access to the virtual data room, which included additional information regarding the Company and its business, to enable confirmatory due diligence. The draft merger agreement contemplated a two-step transaction structure consisting of a tender offer followed by a back-end merger and provided for, among other things, full acceleration of all Company equity awards, an antitrust efforts covenant requiring Ultimate Parent and its affiliates to use reasonable best efforts to take any and all actions necessary to obtain clearances, a “clear skies” covenant requiring Ultimate Parent and its affiliates to refrain from any action or omission to take any action that reasonably would be expected to delay obtaining, or make it less probable or more difficult to obtain, antitrust clearance before the outside date, a Company termination fee equal to 2.0% of the transaction equity value, and a carveout from the definition of “Company Material Adverse Effect” for effects related to the Company’s product candidates or those of competitors, including regulatory, clinical or manufacturing effects.

On June 1, 2026, representatives of Ropes & Gray sent a draft of the form of the support agreement to representatives of Davis Polk.

During the week of June 1, 2026, the parties conducted various confirmatory diligence calls and exchanged written diligence correspondence.

On June 2, 2026, representatives of Davis Polk sent to representatives of Ropes & Gray a revised draft of the merger agreement and, later, a revised draft of the Company disclosure letter. Ultimate Parent’s revised draft of the merger agreement noted that Ultimate Parent did not agree to full acceleration of all Company equity awards, and provided for, among other things, Ultimate Parent having sole control over antitrust strategy, a narrower “clear skies” covenant limited to actions related to specific product candidates and mechanisms of action, a Company termination fee equal to 3.8% of the transaction equity value, an outside date of five months after signing, a definition of “Company Material Adverse Effect” that would permit the Company’s noncompliance with law or deviation from protocols resulting in delay of clinical trials relating to the Company’s product candidates to be considered in determining whether a Company Material Adverse Effect has occurred, and an exception to the definition of “Intervening Event” so that positive impacts related to the Company’s product candidates or those of competitors (the converse of the effects included in the exception to the definition of “Company Material Adverse Effect”) could not constitute or contribute to an Intervening Event.

On June 3, 2026, representatives of Davis Polk sent representatives of Ropes & Gray a revised draft of the form of support agreement, and Ropes & Gray sent the draft of the form of support agreement to representatives of Sullivan & Cromwell LLP, counsel to entities affiliated with Deerfield (“Sullivan & Cromwell”). From June 3, 2026 through June 8, 2026, representatives of Davis Polk, Sullivan & Cromwell and Ropes & Gray negotiated the form of support agreement.

On June 4, 2026, Dr. Porter and Mr. Miels had a telephone conversation during which Mr. Miels noted that Ultimate Parent wanted to delay the signing of the merger agreement to June 10, 2026, in order to provide Ultimate Parent’s board of directors additional time to consider the potential transaction. Mr. Miels also renewed Ultimate Parent’s request for exclusivity.

On June 4, 2026, representatives of Ropes & Gray sent representatives of Davis Polk a revised draft of the merger agreement as well as certain exceptions to the interim operating covenant permitting the Company to, among other things, award equity grants and make certain bonuses to employees of the Company. The Company’s revised draft restored the Company’s position on full acceleration of all equity awards, and provided for, among other things, the parties having joint control over antitrust strategy, a to-be-determined outside date, a Company termination fee equal to 2.25% of the transaction equity value, and rejection of the definition of “Company Material Adverse Effect” and the exception in the definition of “Intervening Event” that were each proposed in Ultimate Parent’s June 2 draft of the merger agreement.

Also on June 5, 2026, representatives of Davis Polk sent representatives of Ropes & Gray a revised draft of the merger agreement. Ultimate Parent’s revised draft of the merger agreement stated that Ultimate Parent would provide a proposal on the treatment of equity awards separately, and, among other things, reinserted the following positions from Ultimate Parent’s June 2, 2026 draft of the merger agreement: Ultimate Parent having sole control over antitrust strategy, a Company termination fee equal to 3.8% of the transaction equity value, an outside date of five months after signing, a definition of “Company Material Adverse Effect” that would permit the Company’s noncompliance with law or deviation from protocols resulting in delay of clinical trials relating to the Company’s product candidates to be considered in determining whether a Company Material Adverse Effect has occurred, and the exception to the definition of “Intervening Event” for effects related to the Company’s product candidates or those of competitors.

Also on June 5, 2026, Davis Polk sent a revised draft of the disclosure letter to Ropes & Gray.

Also on June 5, 2026, Dr. Porter and Mr. Miels had a telephone conversation during which Mr. Miels verbally communicated a non-binding proposal to acquire all of the outstanding shares of the Company’s common stock for $123.25 per Share in cash, implying a fully-diluted equity value of approximately $10.6 billion, representing a 31% premium to the closing price of the Company’s Class A Shares on June 4, 2026. Dr. Porter stated that $123.25 per Share was unlikely to be sufficient for the Company Board. After further discussion, Mr. Miels indicated Ultimate Parent could increase to $124.00 per Share, and Dr. Porter agreed to take $124.00 per Share to the Company Board. Mr. Miels also reiterated Ultimate Parent’s request for exclusivity.

Later on June 5, 2026, a representative of Leerink Partners informed a representative of Centerview that Ultimate Parent’s proposal to acquire all of the outstanding shares of the Company’s common stock for $124.00 per Share in cash, implying a fully-diluted equity value of approximately $10.6 billion (the “June 5 Proposal”), representing a 32% premium to the closing price of the Company’s Class A Shares on June 4, 2026, was its last, best and final proposal.

Also on June 5, 2026, Dr. Porter telephoned Mr. Miels and confirmed that the Company would agree to move forward with a price of $124.00 per Share if the parties could satisfactorily resolve outstanding issues in the merger agreement and achieve a signing by June 8, 2026.

On June 6, 2026, representatives of Davis Polk sent representatives of Ropes & Gray a proposal for the treatment of Company equity awards, which, among other things, provided that fifty percent (50%) of equity awards granted subsequent to January 1, 2025 would not fully accelerate but instead be converted into cash-based awards post-closing, subject to certain vesting terms.

On June 6 and June 7, 2026, representatives of the Company and Ultimate Parent held a number of discussions regarding remaining terms in the merger agreement and Company disclosure letter. Representatives of Ultimate

Parent informed representatives of the Company that Ultimate Parent’s Board of Directors would need to schedule its meeting to approve the merger agreement on June 8, 2026, but that Ultimate Parent would be prepared to announce the transaction by June 9, 2026, subject to final negotiation of the merger agreement.

Also on June 7, 2026, representatives of Ropes & Gray sent representatives of Davis Polk a revised draft of the merger agreement. The Company’s revised draft restored the Company’s position on full acceleration of all equity awards, and provided for, among other things, the parties having joint control over antitrust strategy, an outside date of six months after signing, a Company termination fee equal to 2.25% of the transaction equity value, rejection of the definition of “Company Material Adverse Effect” proposed in Ultimate Parent’s June 2 draft of the merger agreement, and rejection of Ultimate Parent’s definition of “Intervening Event.”

In addition, representatives of Ropes & Gray and Davis Polk held a series of calls to discuss key terms of the merger agreement, including the appropriate amount of the Company termination fee and the definitions of “Company Material Adverse Effect” and “Intervening Event.” With respect to the definition of “Intervening Event,” the parties discussed Ultimate Parent’s proposed restrictions on the circumstances in which the Company Board could change its recommendation outside the context of a superior proposal, including the relationship between the exceptions to the “Intervening Event” definition and those in the “Company Material Adverse Effect” definition, the differing purposes of those provisions, and the potentially non-reciprocal effect of those provisions—specifically, that the exceptions to the definition of “Company Material Adverse Effect” could limit Ultimate Parent’s ability to terminate the merger agreement following certain negative clinical or regulatory developments, while the inclusion of corresponding exceptions in the “Intervening Event” definition could restrict the Company Board from changing its recommendation following certain positive clinical or regulatory developments, and that the occurrence of an “Intervening Event” would not permit the Company to terminate the merger agreement. The parties also discussed whether the proposed restrictions implicated director fiduciary duties and whether, in certain scenarios involving material positive developments, those provisions could operate contrary to Ultimate Parent’s economic interests. The parties further discussed the appropriate size of the termination fee, and both parties emphasized the importance of these provisions to their respective principals. Ultimate Parent and its representatives stated to representatives of the Company that an acceptable definition of “Intervening Event” represented a condition to signing the merger agreement for the Ultimate Parent Board of Directors.

Throughout the day of June 8, 2026, Ropes & Gray and Davis Polk exchanged drafts of the merger agreement and the disclosure letter. Following a series of further discussions between representatives of the Company and Ultimate Parent, including Ropes & Gray and Davis Polk, the parties reached tentative agreement on the outstanding key issues such as full acceleration of all equity awards, the parties having joint control over antitrust strategy, an outside date of six months after signing, a Company termination fee equal to 3.3% of the transaction equity value and the exclusion of non-compliance with law and certain clinical effects from “Company Material Adverse Effect” subject to being able to reach agreement on a mutually acceptable definition of “Intervening Event”.

Following a meeting of the Company Board on June 8, 2026 and into June 9, 2026, representatives of Ropes & Gray and representatives of Davis Polk negotiated revisions to the definition of “Intervening Event” in connection with finalizing the terms of the Merger Agreement.

On June 9, 2026, the Company, Ultimate Parent, Parent and Purchaser executed and delivered the Merger Agreement, and the Company and entities affiliated with Deerfield and the Company’s directors and officers executed and delivered the support agreements.

Also on June 9, 2026, Ultimate Parent issued a press release announcing the transaction.

On June 24, 2026, Parent and Purchaser commenced the Offer.

11. The Merger Agreement; Other Agreements

The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. A copy of the Merger Agreement may also be obtained in the manner set forth in Section 7 - “Certain Information Concerning the Company.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Ultimate Parent, Parent, Purchaser or the Company or the Contemplated Transactions contained in public reports filed by Ultimate Parent or the Company with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement has been filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on June 9, 2026. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by the Company with the SEC on June 9, 2026, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The assertions embodied in the representations and warranties included in the Merger Agreement were made solely for purposes of the contract among the Company, Purchaser, Parent and Ultimate Parent and are subject to important qualifications and limitations agreed to by the Company, Purchaser and Parent in connection with the negotiated terms, including being qualified by confidential disclosures made by the Company to Parent and Purchaser for the purposes of allocating contractual risk between them that differ from those applicable to investors. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Purchaser rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may have changed after June 9, 2026.

Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC.

The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Contemplated Transactions, the Company, Ultimate Parent, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on June 24, 2026, as well as in the Company’s other public filings.

The Offer

Principal Terms of the Offer

The Offer. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the conditions that are described in Section 15 - “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”). Subject solely to the satisfaction (or waiver, where applicable) of the Offer Conditions, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer promptly after the Acceptance Time (as defined below). Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer will occur on or about July 15, 2026, following the Expiration Date, unless one or more Offer Conditions is not satisfied (or waived, where applicable) as of such Expiration Date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement (as further described below).

The date and time at which Purchaser accepts for payment any and all Shares validly tendered and not validly withdrawn pursuant to the Offer is referred to herein as the “Acceptance Time.”

Purchaser expressly reserves the right at any time or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, in whole or in part, including the Offer Price; provided, however, that without the prior written consent of the Company, Purchaser will not:

•	decrease the Offer Price or change the form of the consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend, modify, or waive the Minimum Tender Condition;

•	add to the Offer Conditions;

•	amend or modify the Offer Conditions in a manner adverse to the holders of Shares;

•	extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement; or

•

make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

The Merger Agreement provides that, subject to the parties’ respective termination rights under the Merger Agreement, Purchaser will extend the Offer:

•

for one (1) or more periods of time of up to ten (10) business days per extension (or such other period of time agreed by Parent and the Company) if at any scheduled Expiration Date any Offer Condition (other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer) is not satisfied and has not been waived; and

•	for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer.

In addition, if at the otherwise scheduled Expiration Date, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may elect to (and if so requested by the Company, Purchaser shall) extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Purchaser), but not more than ten (10) business days each (or for such longer period as may be agreed to by Parent and the Company). The Company may not request Purchaser to extend the Offer pursuant to the forgoing sentence on more than two (2) occasions in consecutive periods of ten (10) business days each (or such longer or shorter period as the Company and Purchaser may agree in writing). Purchaser is not required to, and Purchaser will not, without the prior written consent of the Company, extend the Offer beyond the Outside Date (as defined in this Section 11 - “The Merger Agreement”).

Offer Conditions

The Offer Conditions are described in Section 15 - “Conditions of the Offer”.

Schedule 14D-9 and Board Recommendation

The Merger Agreement provides that as promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company will file with the SEC and disseminate to holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Company Board Recommendation (unless the Company Board has effected a Change of Board Recommendation in accordance with the Merger Agreement) and the fairness opinion delivered by Centerview Partners LLC (“Centerview”). If a Notice Period (as defined in this Section 11 - “The Merger Agreement”) is ongoing, the Company may delay the filing of the Schedule 14D-9 until the date that is two (2) business days after the end of the Notice Period. The Merger Agreement requires that the Schedule 14D-9 includes the information required by Section 262(d)(2) of the DGCL.

The Merger

Principal Terms of the Merger

The Merger Agreement provides that, as soon as practicable following consummation of the Offer and upon the terms and subject to the conditions of the Merger Agreement and the DGCL, Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation of the Merger. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, will be effected as soon as practicable following consummation of the Offer, an in any event no later than the first business day after the satisfaction or waiver of the conditions to the Merger (or on such other date, time or place is agreed to by the Company and Parent).

The certificate of incorporation and the bylaws of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the forms previously agreed to by the parties.

Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case, to hold office until their successors are duly elected and qualified.

The obligations of the Company, Parent and Purchaser to complete the Merger are subject to the satisfaction of the following conditions: (i) no order, injunction or decree issued by any Governmental Body of competent jurisdiction preventing the consummation of the Merger is in effect, and no statute, rule, regulation, order, injunction, or decree has been enacted, entered, promulgated, or enforced (and continue to be in effect) by any Governmental Body of competent jurisdiction that prohibits or makes illegal the consummation of the Merger; and (ii) Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer. “Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

The Offer Conditions are described in Section 15 - “Conditions of the Offer.”

Conversion of Capital Stock at the Effective Time

At the Effective Time, by virtue of the Merger and without further action by the parties or any stockholder or other securityholder of the Company: (i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in clause (ii) below and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, and all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist; (ii) each Share held in the treasury of the Company or owned by the Company or its Subsidiary and each Share held by Ultimate Parent, Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Ultimate Parent, Parent or Purchaser immediately prior to the Effective Time will be cancelled without consideration; (iii) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation; and (iv) each Share held by a holder who is entitled to demand and properly exercises and perfects its demand for appraisal of such Shares in accordance with Section 262 of the DGCL immediately prior to the Effective Time (the “Dissenting Shares”) will be cancelled and retired without any conversion thereof, and will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and the procedures set forth in the Merger Agreement.

Surrender of Shares; Stock Transfer Books

Promptly after the Effective Time, the Paying Agent will mail or otherwise provide to former record holders of certificated and certain book-entry Shares appropriate transmittal materials with instructions to surrender their Certificates or Book-Entry Shares in exchange for the Merger Consideration. With respect to book-entry positions held through DTC, settlement will occur through customary DTC procedures established with the Paying Agent.

Appraisal Rights

Holders of Shares who comply with the applicable requirements of Section 262 of the DGCL will be entitled to appraisal rights, and Dissenting Shares will be automatically cancelled at the Effective Time in exchange for the right to receive payment of the fair value of such Shares in accordance with Section 262 of the DGCL, and will not receive the Offer Price unless such holders fail to perfect, effectively withdraw or otherwise lose their appraisal rights.

Treatment of Company Equity Awards in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

•

each Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled and the holder of such cancelled Company Stock Option will be entitled to receive in consideration of the cancellation of such Company Stock Option, an amount in cash (without interest and less applicable withholding taxes) equal to the product of (x) the total number of Class A Shares subject to such Company Stock Option immediately prior to the Effective Time (assuming full vesting of such Company Stock Option) multiplied by (y) the excess, if any, of the Offer Price over the applicable exercise price per Class A Share under such Company Stock Option;

•

each Company RSU that is outstanding immediately prior to the Effective Time will be cancelled and the holder of such cancelled Company RSU will be entitled to receive in consideration of the cancellation of such Company RSU, an amount in cash (without interest and less applicable withholding taxes) equal to the product of (x) the total number of Class A Shares subject to (or deliverable under) such Company RSU immediately prior to the Effective Time (assuming full vesting of such Company RSU) multiplied by (y) the Offer Price; and

•

each Company PSU that is outstanding immediately prior to the Effective Time will be cancelled and the holder of such cancelled Company PSU will be entitled to receive in consideration of the cancellation of such Company PSU, an amount in cash (without interest and less applicable withholding taxes) equal to the product of (x) the total number of Class A Shares subject to (or deliverable under) such Company PSU immediately prior to the Effective Time (assuming applicable performance goals are achieved in full), multiplied by (y) the Offer Price.

Treatment of Company Equity Plans in the Merger

Prior to the Effective Time, the Company Board (or an authorized committee) will take all actions necessary to terminate the Company Equity Plans, effective as of the Effective Time.

Treatment of Company ESPP in the Merger

The Company will continue to operate the Company ESPP (as defined in the Merger Agreement) in accordance with its terms and past practice for the Offering (as defined in the Company ESPP) in effect on the date of the Merger Agreement (“Current Purchase Period”). If the Effective Time is expected to occur prior to the end of the Current Purchase Period, the Company will take action to provide for an earlier Exercise Date (as defined in the Company ESPP) (including for purposes of determining the Option Price (as defined in the Company ESPP) for the Current Purchase Period) (such earlier date, the “Early ESPP Exercise Date”). The Early ESPP Exercise Date will be prior to the Effective Time and as close to the Effective Time as is administratively practicable. The Company will suspend the commencement of any Offering commencing after the end of the Current. Purchase Period unless and until the Merger Agreement is terminated and will terminate the Company ESPP as of or prior to the Effective Time. Prior to the Effective Time, the Company Board (or an authorized committee) will take all actions necessary to terminate the Company ESPP, effective as of the Effective Time.

Adjustments to the Offer Price

The Merger Agreement provides that there will be an adjustment to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares of the Company, or any stock dividend or stock distribution occurring (or for which a record date is established) between June 9, 2026 (the “Agreement Date”) and the Acceptance Time (for the Offer) or the Effective Time (for the Merger).

Representations and Warranties

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to:

•	organization and corporate power;

•	authorization; valid and binding agreement;

•	capital stock;

•	the Company’s subsidiary;

•	no breach;

•	consents;

•	SEC reports; disclosure controls and procedures;

•	no undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	title to tangible properties;

•	tax matters;

•	contracts and commitments;

•	intellectual property;

•	litigation;

•	insurance;

•	employee benefit plans;

•	environmental compliance and conditions;

•	employment and labor matters;

•	FDA and regulatory matters;

•	brokerage;

•	disclosure;

•	no rights agreement;

•	anti-takeover provisions;

•	no vote required; and

•	opinion.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters to the extent arising from or in connection with any of the following will not be deemed, either alone or in combination, to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred:

•

matters generally affecting the United States or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiary operate, except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiary operate;

•

the negotiation, execution, announcement, or pendency of the Merger Agreement or the Contemplated Transactions (with such exclusion not applying solely with respect to any representation or warranty that expressly addresses the consequences of the execution and delivery of the Merger Agreement, the consummation of the Contemplated Transactions or the performance of obligations thereunder or any condition to the extent expressly addressing the satisfaction of any such representation or warranty);

•

any change in the market price or trading volume of the Shares; provided, that, such exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another exclusion of Company Material Adverse Effect;

•

acts of war or terrorism (including cyber attacks and computer hacking), national emergencies, U.S. federal government shutdowns, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing) or actions taken in response thereto, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiary operate;

•

changes in Laws, regulations, or accounting principles, or interpretations thereof after June 9, 2026, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiary operate;

•

the performance of the Merger Agreement and the Contemplated Transactions, including compliance with covenants set forth therein (excluding the requirement that the Company and its Subsidiary operate in the ordinary course of business), or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Ultimate Parent, Parent or Purchaser;

•

any developments, changes, effects, events, occurrences, results, announcements, determinations, negotiations, feedback or other matters relating to or affecting any Product or any product or product candidate competitive with or related to any Product or product candidates of the Company, including any regulatory, preclinical, clinical or manufacturing developments, changes, effects, events, occurrences, results, announcements, determinations, negotiations, feedback or other matters;

•

the initiation or settlement of any legal proceedings commenced by or involving (a) any Governmental Body in connection with the Merger Agreement or the Contemplated Transactions or (b) any current or former stockholder of the Company (on their own or on behalf of the Company) arising out of or related to the Merger Agreement or the Contemplated Transactions; or

•

any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, that, such carve-out will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause of the definition thereof.

“Products” means any product that the Company has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company.

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	organization and corporate power;

•	authorization; valid and binding agreement;

•	no breach;

•	consents;

•	litigation;

•	disclosure;

•	brokerage;

•	operations of purchaser;

•	ownership of shares;

•	vote/approval required;

•	funds;

•	solvency;

•	investigation by Parent and Purchaser; disclaimer of reliance; and

•	other agreements.

Certain of Parent’s representations and warranties contained in the Merger Agreement are qualified as to “materiality” or “Purchaser Material Adverse Effect.” For purposes of the Merger Agreement, “Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Purchaser to consummate the Contemplated Transactions on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any certificate, instrument or other document delivered pursuant to the Merger Agreement) survive the Merger.

Covenants

Conduct of Business Pending the Merger

The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (a) as set forth in the confidential disclosure letter circulated by the Company to Parent, (ii) as required by applicable law, (iii) as expressly permitted or required by the Merger Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), the Company will, and will cause its Subsidiary to, use commercially reasonable efforts (A) to carry on its business in the ordinary course of business, (B) to preserve intact its current business organization, (C) to keep available the services of its current officers, employees and consultants and (D) to preserve its relationships with suppliers, partners, licensors, licensees and others having business dealings with it.

The Company has further agreed that, during the Pre-Closing Period, except (a) as set forth in the confidential disclosure letter circulated by the Company to Parent, (ii) as required by applicable law or (iii) as expressly permitted or required by the Merger Agreement, the Company will not and will cause its Subsidiary not to, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

•

(a) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or (b) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company security except, in each case, (i) for the declaration and payment of dividends or distributions by the Company’s Subsidiary solely to the Company, (ii) as a result of net share settlement of such Company Equity Award or to satisfy the exercise price or withholding tax obligations in respect of any Company Equity Award or (iii) any forfeitures or repurchases of any Company Equity Awards;

•

issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, (a) any shares of capital stock or other ownership interest in the Company or its Subsidiary, (b) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (c) any phantom equity or similar contractual rights or (d) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (i) for issuances of Class A Shares in respect of (x) Company Equity Awards outstanding on the date of the Merger Agreement or issued in accordance with the terms of the Merger Agreement or (y) the operation of the Company ESPP in accordance with its terms and the Merger Agreement, or (ii) for transactions solely between the Company and its Subsidiary;

•

except as required by applicable Law or the terms of a Company Plan (as defined in the Merger Agreement) or as permitted under the fifth bullet below, (a) increase the wages, salary or other compensation and benefits with respect to any of the Company’s or its Subsidiary’s officers, employees or other individual service providers, (b) establish, adopt, enter into, amend in any material respect or terminate any material Company Plan (or any plan, agreement or other arrangement that would be a material Company Plan if in existence on the date of the Merger Agreement), (c) grant or promise to grant any severance, Company Equity Awards, incentive, change in control, retention bonus, transaction bonus or any similar compensation or benefits, or (d) accelerate the payment or vesting of any compensation or benefits payable or to become payable to any of the Company’s or its Subsidiary’s officers, employees or other individual service providers;

•

adopt, enter into, negotiate or amend any collective bargaining agreement or similar contract with any labor union, trade union, works council, employee’s association or other similar employee representative body;

•	(a) hire any officer or employee or engage any individual service provider, except in the ordinary course of business with respect to any officer or employee whose title is below the level of Senior

Director or any individual service provider whose hourly rate does not exceed $600 or whose aggregate contract amount does not exceed $40,000, except consistent with the budget and hiring plan previously disclosed to Parent prior to the date of the Merger Agreement; (b) promote any officer, employee or any individual service provider, or (c) terminate (other than for cause) the employment or service of any officer, employee, or individual service provider, except in the ordinary course of business with respect to any officer or employee whose title is at or below the level of Senior Director or any individual service provider whose hourly rate does not exceed $600 or whose aggregate contract amount does not exceed $40,000;

•

amend, waive or terminate the Company’s certificate of organization or bylaws or the comparable charter or organization documents of its Subsidiary, adopt a stockholders’ rights plan or similar arrangement or enter into any agreement with respect to the voting of its capital stock;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split, combination or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or its Subsidiary;

•

subject to the tenth bullet below, make any capital expenditures that are individually or in the aggregate in excess of $3,000,000 above amounts indicated in any capital expenditure budget provided to Parent prior to the date of the Merger Agreement;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other person, except for the purchase of materials from suppliers or vendors in the ordinary course of business;

•

except with respect to any intercompany arrangements, (a) incur, assume or become liable for any indebtedness for borrowed money, issue or sell any debt securities, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any agreement or arrangement having the economic effect of any of the foregoing, not in excess of $5,000,000 that may be prepaid at any time without penalty; (b) make any loans or advances to any other person (except for business and travel expenses to its employees and other service providers in the ordinary course of business), (c) make any capital contributions to, or investments in, any other person or (d) repurchase, prepay or refinance any indebtedness for borrowed money except in the ordinary course of business;

•

sell, transfer, license, sublicense, grant a covenant not to sue under, assign, mortgage, encumber or otherwise grant or incur any lien (other than certain agreed permitted lien) on, or otherwise abandon, permit to lapse, modify, terminate, withdraw or dispose of (a) any tangible assets with a fair market value in excess of $4,000,000 in the aggregate or (b) any Owned Intellectual Property or Licensed Intellectual Property (in each case, as defined in the Merger Agreement), except, in the case of clause (a), in the ordinary course of business or, in the case of clause (b), (x) with respect to non-exclusive licenses of Intellectual Property granted pursuant to the Company’s or its Subsidiary’s standard contracts in the ordinary course of business consistent with past practice that are incidental to the performance of such contracts and are for the sole purpose of the provision of services to the Company or its Subsidiary or (y) abandonment of non-material Owned Intellectual Property performed in the ordinary course of prosecution of such intellectual property in the exercise of the reasonable business judgment of Company’s management and legal counsel;

•

commence any action, except with respect to: (a) routine matters in the ordinary course of business; (b) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the

Company consults with Parent and considers the views and comments of Parent with respect to any such action prior to commencement thereof); or (c) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby or to otherwise enforce the terms of the Merger Agreement or any other agreements contemplated hereby;

•

settle, compromise, satisfy, release, waive or compromise any action or other claim (or threatened action or other claim), other than (a) any action relating to a breach of the Merger Agreement or any other agreements contemplated hereby, (b) a settlement that results solely in a monetary obligation involving only the payment of monies by the Company (net of recoveries under insurance policies or indemnity obligations) of not more than $3,000,000 in the aggregate or (c) a settlement that results in no monetary obligation of the Company or the Company’s receipt of payment; provided, that no such settlement may involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company;

•

(a) forgive any loans to directors, officers, employees or any of their respective affiliates or (b) enter into any transactions or contracts with any Affiliates or other person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

•

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by generally accepted accounting principles or law;

•

(a) make, change or revoke any material tax election with respect to the Company or its Subsidiary, (b) file any material amended tax return, (c) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes, such as leases, credit agreements and customer contracts) relating to or affecting any material tax liability of the Company or its Subsidiary, (d) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to the Company or its Subsidiary, (e) surrender any right to claim a material tax refund, offset or other reduction in tax liability of the Company or its Subsidiary, (f) settle or compromise any material tax liability with respect to the Company or its Subsidiary, or (g) change in any material respect any of its methods of reporting income or deductions for income tax purposes;

•

waive, release or assign any material rights or claims under, or enter into, renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under or terminate, certain material contracts of the Company; provided that without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned) in no event shall the Company or its Subsidiary be permitted to enter into certain of such contracts;

•

abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any permits of the Company in a manner that would materially impair the operation of the business of the Company and its Subsidiary;

•	enter into a research or collaboration arrangement that contemplates material payments by or to the Company or its Subsidiary;

•

participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar Governmental Body without providing Parent (whenever feasible and to the extent permitted under applicable law, and excluding routine administrative communications, or immaterial communications) with prior written notice promptly (and, in any event, within two (2) business days) after such event is scheduled and, within one (1) business day from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable law;

•

commence any clinical study of which Parent has not been informed prior to the date of the Merger Agreement or, unless mandated by any Governmental Body, discontinue, terminate or suspend any ongoing clinical study;

•	knowingly engage in any dealings, directly or indirectly, with or on behalf of any person or in any sanctioned country in violation of sanctions;

•	enter into any new line of business; or

•	authorize, agree or commit to take any of the actions described above.

Access to Information

During the Pre-Closing Period, the Company will use commercially reasonable efforts, upon reasonable advance notice, and subject to applicable governmental restrictions and recommendations, to give Parent and Purchaser and their respective Representatives, at Parent’s expense, reasonable access during normal business hours (under the supervision of appropriate Company personnel and in a manner that does not unreasonably interfere with normal business operations of the Company) to relevant employees and facilities and to relevant books, contracts, records and other documents and information of the Company and its Subsidiary, permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and cause it and its Subsidiary’s officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Purchaser may from time to time reasonably request. Such access will be furnished at Parent’s expense, and the purpose of such access or request will be limited to the integration of the Company, its Subsidiary, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand, and facilitating the consummation of the Contemplated Transactions.

Acquisition Proposals

The Company will not, will cause its Subsidiary and its and its Subsidiary’s directors and officers not to, and will instruct (and shall not authorize) its and its Subsidiary’s other Representatives not to: (a) directly or indirectly, solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist in the submission of any proposal or offer with respect to, that constitutes or would reasonably be expected to lead to any Acquisition Proposal; (b) directly or indirectly, participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers that would reasonably be expected to lead to any Acquisition Proposal); (c) provide any non-public information to, or afford access to the business, properties, assets, books or records of the Company or its Subsidiary to, any person (other than Parent, Purchaser, or any designees of Parent or Purchaser) in connection with any Acquisition Proposal; (d) approve, endorse or recommend an Acquisition Proposal; or (e) approve, endorse or recommend any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL. In addition, the Company was required to (i) immediately cease, and cause its Subsidiary, and instruct its and their respective representatives, to immediately cease, any discussions, communications or negotiations with any person (other than Parent and Purchaser and their respective representatives) in connection with an Acquisition Proposal (or proposals or offers that would reasonably be expected to lead to an Acquisition Proposal) by such person, in each case, that exists as of the date of the Merger Agreement, (ii) terminate all access of any person (other than Parent and Purchaser and their respective representatives) to any electronic data room maintained by the Company with respect to any Acquisition Proposal and (iii) promptly following the date of the Merger Agreement, request the return or destruction of all non-public information concerning the Company or its Subsidiary theretofore furnished to any such person (other than Parent and Purchaser and their respective representatives) with whom a confidentiality agreement was entered into prior to the date of the Merger Agreement with respect to an Acquisition Proposal. From and after the date of the Merger Agreement, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Following any Notice Period which results in an executed amendment to the terms of the Merger Agreement, the Company shall be required to perform its obligations in this paragraph again promptly (and in any event within two (2) business days) following the execution of any such amendment. The Company and its representatives are permitted to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a person that has made or, to the knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this paragraph (but not to engage in negotiations about the terms of such Acquisition Proposal).

Notwithstanding the above, if at any time following the date of the Merger Agreement and prior to the Acceptance Time, (a) the Company has received a written Acquisition Proposal that did not result from a material breach from the paragraph above and (b) the Company Board or a committee thereof determines, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, and that the failure to take the following actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company may (i) furnish information with respect to the Company and its Subsidiary to the person making such Acquisition Proposal and its representatives and (ii) participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal; provided, that, (A) the Company will not, and will instruct its representatives not to, disclose any material non-public information to such person unless the Company has entered or does enter into an acceptable confidentiality agreement with such person; provided, that any information concerning the Company or its Subsidiary provided or made available to such other person that was not previously provided or made available to Parent or Purchaser must be made available to Parent as promptly as reasonably practicable (and in any event within twenty-four (24) hours).

The Company will promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any person that it is considering making an Acquisition Proposal. The Company will provide Parent promptly (and in any event within such twenty-four (24) hour period) the financial and other material terms and conditions of any such Acquisition Proposal including, if applicable, copies of any written proposals or offers, including proposed agreements and documentation relating thereto and the identity of the person making any such Acquisition Proposal, and any subsequent amendments or modifications thereto that amend the financial and other material terms thereof. The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any subsequent material changes to the terms or conditions thereof) on a prompt basis (and in any event within twenty-four (24) hours), and will provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that amend the material terms thereof (or, if not delivered in writing, a summary of any such material amendments) and reasonably inform Parent of any continuing discussions.

The Company Board and each committee thereof will not, subject to the terms and conditions of the Merger Agreement, (a) approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, or similar definitive agreement (other than an acceptable confidentiality agreement referred to above) relating to, or that would be reasonably expected to lead to, any Acquisition Proposal or (b) make a Change of Board Recommendation.

Notwithstanding the foregoing:

•	the Company may terminate the Merger Agreement to enter into an alternative acquisition agreement if (a) the Company receives an Acquisition Proposal that did not result from a material breach of its obligations and that the Company Board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; (b) the Company has notified Parent in writing that it intends to terminate the Merger Agreement to enter into such alternative acquisition agreement, (c) the Company has negotiated, and caused its Representatives to negotiate, in good faith with Parent during the Notice Period to permit Purchaser to propose revised terms of the Merger Agreement such that the Acquisition Proposal that is subject of the Determination Notice no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), and (d) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, after taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to terminate the Merger Agreement to enter into such alternative acquisition agreement would be inconsistent with its fiduciary duties under applicable Law;

•

the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Acquisition Proposal if, and only if (a) the Company receives an Acquisition Proposal that did not result from a material breach of its obligations and that the Company Board or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, (b) the Company has notified Parent in writing that it intends to effect such Change of Board Recommendation, (c) the Company has negotiated, and caused its representatives to negotiate, in good faith with Parent during the Notice Period to permit Parent to propose revised terms of the Merger Agreement such that the Acquisition Proposal that is subject of the Determination Notice no longer continues to constitute a Superior Proposal (if such negotiation is desired by Parent), and (d) no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel, after taking into consideration any changes to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to make such Change of Board Recommendation would be inconsistent with its fiduciary duties under applicable law; and

•

other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if, and only if, (a) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation, (b) the Company has negotiated, and caused its representatives to negotiate, in good faith with Parent during the Notice Period to permit Parent to propose revised terms of the Merger Agreement (if such negotiation is desired by Purchaser), and (C) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, after considering the terms of any proposed amendment or modification to the Merger Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect such Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

Any amendment to the financial terms or other material terms of any applicable Superior Proposal will require a revised Determination Notice and a new Notice Period pursuant to the first two bullets above, and any material change to the facts and circumstances relating to any Intervening Event will require a revised Determination Notice and a new Notice Period pursuant to the third bullet above.

For purposes of this summary:

•	“Acquisition Proposal” means any offer or proposal made or renewed by a person or group (other than Parent or Purchaser) within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any existing proposal or offer that is structured to permit such person or group to acquire beneficial ownership of (i) twenty percent (20%) or more of the total voting power of any class of equity securities of the Company, including securities convertible into Class A Shares, or (ii) or twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiary, in each case pursuant to a merger, consolidation, or other business combination, sale or issuance of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger.

•

“Change of Board Recommendation” means (a) the withdrawal, qualification or modification (in a manner adverse to Parent or Purchaser) of the Company Board recommendation or the public announcement of any proposal to withdraw, qualify or modify (in a manner adverse to Parent or Purchaser) the Company Board recommendation, (b) the failure by the Company, within ten (10) business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (c) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board recommendation within the earlier of ten (10) business days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal and one (1) business day prior to the Expiration Date, (d) adoption, endorsement, approval or recommendation (or any public proposal with respect to the same) of any Acquisition Proposal (or any resolution or agreement to take such action) or (e) the failure to include the Company Board recommendation in the Schedule 14D-9 when disseminated to the holders of Shares pursuant to the terms herein; provided, that, Parent may deliver only two (2) such requests with respect to any such Acquisition Proposal or (x) any amendment to the financial terms of such Acquisition Proposal or (y) any material amendment to the non-financial terms of such Acquisition Proposal.

•

“Determination Notice” means any notice delivered by the Company to Parent which (a) in respect of a Superior Proposal, specifies the financial and other material terms and conditions of the Superior Proposal and the person who made such Superior Proposal and (b) in respect of an Intervening Event, includes a reasonably detailed description of the Intervening Event.

•

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that arises or occurs after the date of the Merger Agreement and that is material to the Company and its Subsidiaries, taken as a whole, and that was not known, contemplated, anticipated as a potential or possible outcome, or reasonably foreseeable to the Company Board or any committee thereof on the date of the Merger Agreement (or if known, the consequences of which were not known, contemplated, anticipated as a potential or possible outcome, or reasonably foreseeable to the Company Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; provided, further, that in no event shall any of the following constitute or contribute to an Intervening Event: (a) changes in the financial or securities markets or general economic or political conditions in the United States, except to the extent such changes have a materially disproportionate positive effect on the Company and its Subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiary operate, (b) changes (including changes of applicable law) or conditions generally affecting the industry in which the Company and its Subsidiary, taken as a whole, operate, except to the extent such changes have a materially disproportionate positive effect on the Company and its Subsidiary, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiary operate, or (c) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided, that this exception will not preclude a determination that a matter underlying such success has resulted in or contributed to an Intervening Event unless excluded under this definition.

•

“Notice Period” means the period beginning at 5:00 P.M. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 P.M. Eastern Time) and ending on the fourth (4th) business day thereafter at 5:00 P.M. Eastern Time; provided, that, with respect to any change in the financial terms or other material terms of any Superior Proposal, or any material change to the facts and circumstances relating to any Intervening Event, the Notice Period will extend until 5:00 P.M. Eastern Time on the third (3rd) business day after delivery of such revised Determination Notice.

•

“Superior Proposal” means a bona fide (as reasonably determined in good faith by the Company Board) Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced with “fifty percent (50%)”) made to the Company after the date of the Merger Agreement that the Company Board or a committee thereof has determined in good faith, after consultation with outside legal counsel and financial advisors, is superior to the holders of Shares from a financial point of view to the Contemplated Transactions (including any revisions to the terms thereof proposed by Parent), taking into account all legal, financial and regulatory terms, the likelihood of consummation, and all other aspects of such Acquisition Proposal and the person making the Acquisition Proposal that the Company Board or a committee thereof deems relevant.

None of the provisions described above under “ - Acquisition Proposals” or elsewhere in the Merger Agreement will prohibit (a) the Company Board or a committee thereof from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e 2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any public statement if the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to make such statement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or (b) the Company or the Company Board from making any disclosure required under the Exchange Act (other than any Change of Board Recommendation (except to the extent permitted under the Merger Agreement), it being understood that: (x) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (y) any disclosure of information to the holders of Shares that only describes the Company’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the Company Board has not effected a Change of Board Recommendation shall be deemed not to be a Change of Board Recommendation).

The Company has agreed to inform its Representatives with respect to the Contemplated Transactions of the provisions described above under “ - Acquisition Proposals”, and has acknowledged and agreed that the Company shall be responsible for any breach of such provisions by its Subsidiary and the Company’s and its Subsidiary’s respective representatives.

Employment and Employee Benefit Matters

Parent will, and will cause the Surviving Corporation and each of its other affiliates to, for no less than the one (1)-year period following the Effective Time (or, if shorter, until the individual’s employment termination date), maintain for each individual employed by the Company or its Subsidiary at the Effective Time (each, a “Current Employee”) (a) base compensation and target annual cash incentive compensation opportunities that are, in each case, at least as favorable as those provided to the Current Employee as of immediately prior to the Effective Time, (b) employee benefits (excluding any equity or equity-based, retention, change in control, transaction-based, long-term incentive, defined benefit pension benefits, non-qualified deferred compensation or retiree welfare benefits (collectively, the “Excluded Benefits”)) that are at least as favorable, in the aggregate, as the employee benefits (excluding the Excluded Benefits) provided to the Current Employee as of immediately prior to the Effective Time (or, if the Current Employee is transitioned onto any employee benefit plan sponsored by Parent or one of its subsidiaries, then such Current Employee shall be provided with employee benefits under each such Parent employee benefit plan that are at least as favorable as those provided to similarly situated employees of Parent and its Subsidiaries other than the Surviving Corporation and its Subsidiaries), and (c) severance benefits that are at least as favorable as the severance benefits provided pursuant to any Company Plan in effect as of the date of the Merger Agreement and set forth on the confidential disclosure letter circulated by the Company to Parent. Each of the Company, Parent and Purchaser acknowledges that the occurrence of the Effective Time will constitute a “change in control” (or other similar term) of the Company under the terms of the Company Plans (as defined in the Merger Agreement) containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

Annual bonuses with respect to the year in which the Closing occurs will be paid in accordance with the confidential disclosure letter circulated by the Company to Parent.

Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiary prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate under all employee benefit plans of Parent, the Surviving Corporation and its subsidiaries (excluding any such plan providing for Excluded Benefits), to the same extent as such service was taken into account under the corresponding Company Plan immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent will use reasonable best efforts to not, and will cause the Surviving Corporation to use reasonable best efforts to not subject the Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements, or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation to use reasonable best efforts to give such Current Employees credit under any such employee benefit plans for any eligible expenses incurred by the Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of- pocket expenses applicable to such Current Employees and their covered dependents in respect of the remainder of the plan year in which the Effective Time occurs.

If requested by Parent in writing at least ten (10) days before the Closing, the Company will terminate, contingent on the occurrence of the Effective Time and effective no later than the day immediately preceding the Effective Time, any Company Plan maintained by the Company or its Subsidiary that is intended to constitute an arrangement under Section 401(k) of the Code, provided, that, such Company Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to the Company or its Subsidiary. If the Company’s 401(k) plan is terminated, Parent will take all actions necessary to permit each Current Employee who participated in such 401(k) plan as of the Closing Date to make an eligible rollover (as described in Section 402(c) of the Code) of his or her account balance (including promissory notes evidencing any outstanding loans) into a defined contribution plan intended to constitute an arrangement under Section 401(k) of the Code maintained by Parent, a subsidiary thereof, or the Surviving Corporation as soon as administratively practicable following the Effective Time, and each such Current Employee shall be eligible to participate in such Parent 401(k) plan as of the Effective Time. If the Company’s 401(k) plan is terminated, the Company and Parent shall cooperate in good faith to work with the Company’s 401(k) plan and Parent’s 401(k) plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company’s 401(k) plan to Parent’s 401(k) plan.

Between the date of the Merger Agreement and the Effective Time, any broad-based written notices or communications materials (including website postings) from the Company or its Subsidiary to any of their respective employees regarding the Contemplated Transactions or the compensation and benefits matters set forth in the Merger Agreement shall be subject to prior review and timely comment by Parent (which comments shall be considered by the Company and incorporated in good faith by the Company); provided, that, materials that are substantially similar in form and substance to materials previously reviewed by Parent shall not be subject to additional review and comment, and nothing in the foregoing shall limit or restrict the Company’s ability to make any communication required by ERISA or the Code.

The Merger Agreement does not confer upon any person (other than the Company and Parent) any rights with respect to the employee matters provisions of the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance

Parent and Purchaser will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are provided in the Company’s certificate of incorporation and bylaws as of the date of the Merger Agreement, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any action is pending or asserted or any claim made during such period, until the disposition of any such action or claim, unless such amendment, modification, or repeal is required by applicable law, in which case Parent will, and will cause the Surviving Corporation to, make such changes to the certificate of incorporation and the bylaws as to have the least adverse effect on the rights of the such individuals.

Without limiting any additional rights that any person may have under any agreement or Company Plan, from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company (each, together with such person’s heirs, executors, administrators, or Affiliates, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission or the fact that the Indemnified Party is or was an officer, director, employee, affiliate, fiduciary, or agent of the Company or its Subsidiary, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such action, Parent shall cause the Surviving Corporation to advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided that any person to whom expenses are advanced will have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification).

Notwithstanding anything to the contrary in the Merger Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation will purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the aggregate cost for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time. Parent will cause such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

Without limiting any of the rights or obligations under the applicable provisions of the Merger Agreement, from and after the Effective Time, the Surviving Corporation will keep in full force and effect, and will comply with the terms and conditions of, certain identified indemnification agreements.

Further Actions; Efforts

Subject to the terms and conditions of the Merger Agreement, prior to the Effective Time, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate the Offer, the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in the Merger Agreement to the contrary, the parties thereto agree to, or to cause their ultimate parent entity (as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)) to, (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) business days after the date of the Merger Agreement; and (b) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

Parent and the Company shall, jointly direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including coordinating with the Company with respect to the timing, nature and substance of all such responses), and in connection with all meetings and communications (including any negotiations) with, any Governmental Body that has authority to enforce the HSR Act or any foreign antitrust laws, including determining whether to pull and refile, on one or more occasions, any filing made under the HSR Act or any foreign antitrust laws in connection with the Contemplated Transactions. Without limiting the foregoing, the parties also will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any antitrust laws, including (A) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any antitrust laws, (B) to the extent practicable, to give each other an opportunity to participate in each of such meetings, (C) to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any antitrust laws, (D) if any Governmental Body initiates a substantive oral communication regarding any antitrust laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any antitrust laws and (F) to provide each other with copies of all written communications to or from any Governmental Body relating to any antitrust laws.

Parent shall, and shall cause each of its Subsidiaries and Affiliates to, use its reasonable best efforts to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with antitrust laws to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate impediments under applicable antitrust laws asserted by any Governmental Body, in each case, to cause the Merger to occur as promptly as possible and, in any event, by or before the Outside Date, including (i) promptly complying with any requests for additional information (including any second request) by any Governmental Body and (ii) contesting, defending, and appealing any threatened or pending preliminary or permanent injunction or other order, decree, or ruling or statute, rule, regulation, or executive order that would adversely affect the ability of any party to consummate the Offer and the Merger and taking other actions to prevent the entry, enactment, or promulgation thereof. Furthermore, Parent shall not, and shall cause each of its Subsidiaries and Affiliates not to, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, licensing, purchasing a substantial portion of the assets of or equity in any Person, if such assets, business or Person has a product or product candidate engaged in clinical trials, the results of which, together with prior information concerning such product or product candidate, are intended to be support in establishing that such product or product candidate is safe and effective for its intended indication, and that are directed at the treatment of non-small cell lung cancer with actionable genetic mutations, and if the entering into of a definitive agreement relating to, or the consummation of, such transaction may be expected to prevent or delay beyond the Outside Date the consummation of the Offer or the Merger as a result of the failure to obtain any consent of any Governmental Body under any antitrust laws necessary to consummate the Offer or the failure to obtain the expiration or termination of any applicable waiting period. Parent shall pay all filing fees under the HSR Act and other antitrust laws.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging the Offer or the Merger, each of Parent, Purchaser and the Company will cooperate in all respects with each other and will use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, decision, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Offer or the Merger.

Prior to the Acceptance Time, each party will use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any contract as a result of the execution, performance, or consummation of the Contemplated Transactions; provided, that, in no event will Parent, the Company or their respective subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such contract.

The “Outside Date” means December 9, 2026.

Approval of Compensation Actions

Prior to the Acceptance Time, the Compensation Committee of the Company Board will take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. “Compensation Action” means any (a) granting by the Company or its Subsidiary to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company or its Subsidiary into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement; or (c) approval of, amendment to, or adoption of any Company Plan.

Stockholder Litigation

The Company will promptly (and in no event later than forty-eight (48) hours) notify Parent of actions, suits, or claims instituted against the Company, its Subsidiary or any of their respective directors or officers relating to the Merger Agreement or the Contemplated Transactions (“Stockholder Litigation”). Parent will have the right to participate in the defense of any such Stockholder Litigation, the Company will consult with Parent regarding the defense of any such Stockholder Litigation and give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Stockholder Litigation (and shall give due consideration to Parent’s comments and other advice with respect to such Stockholder Litigation), and the Company will not settle or compromise any Stockholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned.

Takeover Laws

If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and its board of managers and the Company and the members of the Company Board shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Contemplated Transactions. “Takeover Law” means Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar law.

Stock Exchange Delisting and Deregistration

Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Class A Shares from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Class A Shares under the Exchange Act as promptly as practicable after such delisting, and in any event no more than ten (10) days after the Closing Date.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, under any of the following circumstances:

•	by mutual written consent of Parent and the Company;

•

by either Parent or the Company if any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable (a “Permanent Injunction Termination”); provided, however, that the right to effect a Permanent Injunction Termination will not be available to any party if the breach by such party of its efforts obligations is the principal cause of the issuance of such order, decree, or ruling or taking of such other final action;

•

by either Parent or the Company if the Acceptance Time has not occurred on or prior to the Outside Date (the “Outside Date Termination”); provided, however, that the right to effect an Outside Date Termination will not be available to any party if the breach by such party of the Merger Agreement, including its efforts obligations, is the principal cause of the failure for the Acceptance Time to not occur by the Outside Date;

•

by the Company if (a) Purchaser fails to timely commence the Offer in violation of the Merger Agreement, (b) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer, (c) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer or (d) there has been a breach of any covenant or certain representations and warranties of Parent, in each case subject to certain materiality thresholds and cure rights (any such termination, a “Parent Breach Termination”); provided that the Company will not be entitled to effect a Parent Breach Termination if Parent is entitled to terminate the Merger Agreement due to a Company Breach Termination;

•

by the Company in connection with a Change of Board Recommendation in respect of a Superior Proposal; provided that concurrently therewith the Company enters into an alternative acquisition agreement in respect of such Superior Proposal and concurrently pays the Company Termination Fee (a “Superior Proposal Termination”);

•

by Parent if there has been a breach of any covenant or certain representations and warranties of Company, in each case subject to certain materiality thresholds and cure rights (any such termination, a “Company Breach Termination”); provided that Parent will not be entitled to effect a Company Breach Termination if the Company is entitled to terminate the Merger Agreement due to a Parent Breach Termination;

•

by Parent if the Company Board or any committee thereof effects a Change of Board Recommendation, provided such termination is no later than two (2) Business Days after the Expiration Date following the Change of Board Recommendation at which all of the Offer Conditions were satisfied (other than solely (x) the Minimum Tender Condition and (y) any such conditions that by their nature are to be satisfied at the expiration of the Offer) (a “Change in Recommendation Termination”); or

•

by Parent if Purchaser has complied the Merger Agreement provisions relating to the Offer and, due to the failure of an Offer Condition to be satisfied, the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer (an “Offer Condition Termination”).

Termination Fees

The Company has agreed to pay Parent a termination fee of $350,475,000 in cash (the “Company Termination Fee”) in the event that:

•	the Company effects a Superior Proposal Termination;

•	Parent effects a Change in Recommendation Termination; or

•

(a) the Merger Agreement is terminated by (x) either Parent or the Company pursuant to an Outside Date Termination (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from effecting an Outside Date Termination if its breach of its efforts obligations is the principal cause of the failure for the Acceptance Time to not occur prior to the Outside Date) or (y) by Parent pursuant to a Company Breach Termination or an Offer Condition Termination, (b) any person has made an Acquisition Proposal to the Company Board or publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (c) within twelve (12) months after such termination, the Company enters into an alternative acquisition agreement with respect to any Acquisition Proposal or any Acquisition Proposal is consummated (provided, that references to “20%” in the definition of Acquisition Proposal will be substituted with “50%”).

Any payment of the Company Termination Fee required to be made (i) pursuant to the first bullet above will be paid concurrently with such termination, (ii) pursuant to the second bullet above will be paid no later than two (2) business days after such termination and (iii) pursuant to the third bullet above will be payable to Parent concurrently with, and as a condition to, entry into an alternative acquisition agreement (or if any Acquisition Proposal is consummated without entering into an alternative acquisition agreement, concurrently with the consummation of such Acquisition Proposal). The Company will not be required to pay the Company Termination Fee more than once.

Other Key Terms

Specific Performance

The parties to the Merger Agreement have acknowledged and agreed that, in the event of any breach of or failure to perform any provision the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. The parties therefore agreed that (a) each party to the Merger Agreement will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to an injunction or injunctions, specific performance or other equitable relief to compel specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement in any action without proof of damages or otherwise and without the posting of a bond or undertaking and (b) the parties thereto will, and do, waive in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of the Merger Agreement. Notwithstanding the forgoing, each party may pursue any other remedy available to it at law or in equity including monetary damages.

Expenses

Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Contemplated Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Guaranty

Ultimate Parent absolutely, unconditionally and irrevocably guaranteed to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Purchaser pursuant to the Merger Agreement (the “Obligations”). In furtherance of the foregoing, Ultimate Parent acknowledged that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Ultimate Parent for the full amount of the Obligations, regardless of whether any action is brought against Parent. Except for the defense of payment, to the fullest extent permitted by Law, Ultimate Parent expressly and unconditionally waived any and all rights or defenses arising by reason of any applicable law, promptness, diligence, notice of the acceptance of this guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and notice of the Obligations incurred.

Other Agreements

Confidentiality Agreement

Prior to signing the Merger Agreement, Parent and the Company entered into a confidential disclosure agreement, dated as of September 3, 2025 (the “Confidentiality Agreement”), requiring each party in its capacity as a receiving party to keep the disclosing party’s confidential information secret and confidential in the same manner that it protects its own confidential information of a similar nature, which shall be at least a reasonable standard of care. The Confidentiality Agreement did not include a standstill or similar provision, but the parties agreed that, without the prior written consent of the other party, neither party would disclose to any person or make any public announcement that any discussions or negotiations were taking place between the parties regarding a potential business transaction. The Confidentiality Agreement expires on September 3, 2027.

The foregoing summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which is attached as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

Tender and Support Agreements

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements (each, a “Tender and Support Agreement,” and collectively, the “Tender and Support Agreements”) with each of Deerfield Healthcare Innovations Fund, L.P., Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P. (collectively, “Deerfield”), Alexandra Balcom, Anna Protopapas, Benjamin Lane, Cameron A. Wheeler, Christopher D. Turner, Christy Oliger, Darlene Noci, Deborah A. Miller, Grant C. Bogle, Henry E. Pelish, James R. Porter, Joseph Pearlberg, Michael L. Meyers, Ron Squarer and Sapna Srivastava, (each a “Supporting Stockholder”), which provide, among other things, that as promptly as practicable after, but in no event later than eight (8) business days after, the commencement of the Offer, each Supporting Stockholder will take all action required to validly and irrevocably tender or cause to be validly and irrevocably tendered into the Offer all outstanding Shares such Supporting Stockholder owns of record or beneficially (and, in the case of the Supporting Stockholders other than Deerfield, Company Stock Options other than Company Stock Options that are not exercised, Company RSUs other than Company RSUs that are not vested and Company PSUs other than Company PSUs that are not settled) as of the date of such Tender and Support Agreement together with any Shares that are issued to or otherwise directly or indirectly acquired or beneficially owned by any such Supporting Stockholder prior to the valid termination of such Tender and Support Agreement in accordance with its terms (collectively, the “Subject Shares”).

As of June 9, 2026, the Supporting Stockholders collectively directly or indirectly own approximately 28% of all Shares issued and outstanding. Parent expressly disclaims beneficial ownership of all Shares covered by the Tender and Support Agreement.

Each Tender and Support Agreement also provides that, in connection with any meeting of stockholders of the Company, or any action by written consent, the applicable Supporting Stockholder will vote all of the Subject Shares (a) against any Acquisition Proposal other than the Merger, (b) against any change in membership of the Company Board that is not recommended or approved by the Company Board and (c) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to, prevent, materially impair or delay the consummation of the Offer, the Merger or the other Contemplated Transactions, or result in any of the Offer Conditions or conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

Each Tender and Support Agreements will terminate automatically upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of such Tender and Support Agreement by written notice from Parent to the Supporting Stockholder, (d) any Adverse Offer Modification with respect to which the Supporting Stockholder did not provide its prior written consent or (e) the delivery of written notice by such Supporting Stockholder to Parent and Purchaser at any time following the Outside Date.

“Adverse Offer Modification” means amendment, modification or supplement to the Offer, that (x) terminates the Offer or (y) would constitute a Prohibited Offer Modification.

The foregoing summary and description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is attached as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the Offer, if consummated, would be the first step in Parent’s acquisition of the entire equity interest in the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as promptly as practicable thereafter subject to the satisfaction and waiver of the other conditions to the Merger set forth in the Merger Agreement.

The Merger will be consummated in accordance with Section 251(h) of the DGCL, which provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

Plans for the Company

Following the Merger, the Company will be an indirect wholly-owned subsidiary of Ultimate Parent and a direct subsidiary of Parent. Ultimate Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Ultimate Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing the development of the Company’s potential in conjunction with the existing businesses of Ultimate Parent.

From and after the consummation of the Merger, until successors are duly elected or appointed and qualified in accordance with applicable law, or until their earlier death, resignation or removal, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Company as of immediately after the Effective Time.

Except as set forth in this Offer to Purchase and the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any sale or transfer of a material amount of assets of the Company, (c) any material change in the Company’s capitalization, indebtedness or dividend policy or (d) any other material change in the Company’s corporate structure or business.

13. Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as promptly as reasonably practicable following consummation of the Offer, but in no event later than the first (1st) business day after the satisfaction or waiver of the conditions to the Merger (unless otherwise agreed by the Company and Parent), in accordance with Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of the Company’s common stock will be held indirectly by Parent.

Market for the Class A Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Class A Shares and the number of Class A Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Class A Shares. We cannot predict whether the reduction in the number of Class A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Class A Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Class A Shares because Purchaser intends to consummate the Merger as soon as practicable following the consummation of the Offer.

Stock Quotation. The Class A Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which we are required to complete as soon as practicable and in any event no later than one business day after the satisfaction or waiver of the conditions to the Merger, unless otherwise agreed by the Company and Parent, the Class A Shares will no longer meet the requirements for continued listing on Nasdaq, and Parent will seek to cause the listing of Class A Shares on Nasdaq to be discontinued as soon as the requirements for termination of the listing are satisfied.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Class A Shares and stock quotations, it is possible that, following the Offer, the Class A Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Class A Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Class A Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Class A Shares under the Exchange Act were terminated, the Class A Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. Parent intends to, and will cause the Surviving Corporation to, terminate the registration of the Class A Shares under the Exchange Act as soon as practicable after consummation of the Merger as the requirements for termination of registration are met.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock.

15. Conditions of the Offer

For purposes of this Section 15, capitalized terms used but not defined in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions below.

Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer, unless, immediately prior to the then applicable Expiration Date:

•

there have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the Expiration Date that number of Class A Shares that, together with the number of Class A Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly owned Subsidiaries), represents at least a majority of the Class A Shares outstanding as of the consummation of the Offer (such condition in this Paragraph 1(a) being, the “Minimum Tender Condition”);

•	any applicable waiting period under the HSR Act (and any extension thereof) in respect of the Contemplated Transactions has expired or been terminated (the “HSR Condition”); and

•

no court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger, and no Law applicable to the Offer or the Merger restraining, making illegal, enforcing or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger shall be in effect; provided, however, that Parent and Purchaser shall not be permitted to invoke this condition if the breach by Parent or Purchaser of their efforts obligations is the principal cause of the issuance of such order, decree, or ruling or other action.

Additionally, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

•

the Company has breached in any material respect any of its agreements, obligations or covenants to be performed or complied with by it under the Merger Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, unless such breach or failure to comply has been waived in writing by Parent or Purchaser; (ii) the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties set forth in first and last sentences of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3(a), Section 4.3(b), the first sentence of Section 4.3(c), Section 4.3(d) and Section 4.3(e) (Capital Stock), Section 4.5(a) (No Breach), Section 4.21 (Brokerage), and Section 4.25 (No Vote Required) of the Merger Agreement) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date, and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect; (iii) the representations and warranties of the Company contained in the first and last sentences of Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3(d) (Capital Stock), Section 4.5(a) (No Breach), Section 4.21 (Brokerage) and Section 4.25 (No Vote Required) of the Merger Agreement are not true and correct in all material respects as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, in all material respects, as of such earlier date); or (iv) the representations and warranties set forth in Section 4.3(a), Section 4.3(b), the first sentence of Section 4.3(c) and Section 4.3(e) (Capital Stock) of the Merger Agreement are not true and correct in all respects, except for de minimis inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date) (the “Company Compliance Condition”);

•

the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in bullet directly above and directly below this bullet have been satisfied as of the Expiration Date (the “Company Certificate Condition”);

•	since the date of the Agreement, there has occurred a Company Material Adverse Effect that is continuing (the “Company Material Adverse Effect Condition”); or

•	the Merger Agreement has been terminated pursuant to its terms (the “Merger Agreement Condition”).

The Company Compliance Condition, the Company Certificate Condition, the Company Material Adverse Effect Condition and the Merger Agreement Condition are for the benefit of Parent and Purchaser, and Parent or Purchaser may waive the Company Compliance Condition, the Company Certificate Condition or the Company Material Adverse Effect Condition, in whole or in part, at any time or from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

Purchaser expressly reserves the right at any time or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, in whole or in part, including the Offer Price; provided, however, that without the prior written consent of the Company, Purchaser will not:

•	decrease the Offer Price or change the form of the consideration payable in the Offer;

•	decrease the number of Shares sought pursuant to the Offer;

•	amend, modify, or waive the Minimum Tender Condition;

•	add to the Offer Conditions;

•	amend or modify the Offer Conditions in a manner adverse to the holders of Shares;

•	extend the Expiration Date of the Offer except as required or permitted by the Merger Agreement; or

•

make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Purchaser or Parent, Parent will promptly notify the Company’s stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

The Offer is not subject to any financing condition.

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the HSR Condition. See Section 15 - “Conditions of the Offer.”

Antitrust Compliance

U.S. Antitrust Compliance

Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as reasonably practicable, but no later than ten (10) business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 P.M., Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request is issued, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the waiting period at any point. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 P.M., Eastern Time of the next day that is not a Saturday, Sunday or federal holiday. Only one additional waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the timing of the purchase of Shares in the Offer could be delayed only by court order or with Parent’s and the Company’s consent. It is also possible that Parent and the Company could enter into a timing agreement with the FTC or the Antitrust Division that could affect the timing of the purchase of Shares in the Offer. Complying with a Second Request can take a significant period of time. Although the Company is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, under the HSR Act, neither the Company’s failure to make its filing nor failure to comply with its own Second Request will change the waiting period with respect to the purchase of Shares in the Offer.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions. Before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take action under the antitrust laws, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Before or after the completion of the Offer and the Merger, states may also bring legal action under federal and state antitrust laws and consumer protection laws under certain circumstances. Private parties also may bring legal actions under the antitrust laws under certain circumstances. See Section 15 - “Conditions of the Offer.”

Parent and the Company also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and the Company are engaged, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States, and no approval of any non-U.S. antitrust authority is a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 - “Conditions of the Offer.”

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board unanimously approved the Merger Agreement and the Contemplated Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Contemplated Transactions.

The Company may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 - “Conditions of the Offer.”

17. Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders (including beneficial owners) who wish to exercise such appraisal rights must do so prior to the later of the time of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, even though the Merger will not have been completed as of such time. If the Merger is completed, the holders of Shares who (a) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Acceptance Time), (b) followed the procedures set forth in Section 262 of the DGCL to exercise and perfect their appraised demand, (c) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise) and (d) in the case of a beneficial owner, has submitted a demand that (i) reasonably identifies the holder of record of the Shares for whom the demand is being made, (ii) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.

Section 262 of the DGCL provides that, if a merger was approved in accordance with Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders (including beneficial owners) of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner wishes to elect to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder or beneficial owner must do all of the following:

•

prior to the later of the consummation of the Offer and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Acceptance Time);

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer (and do not withdraw the tendered shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18. Fees and Expenses

Purchaser has retained Innisfree M&A Incorporated to be the Information Agent, and Citibank N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is not being disseminated to holders of Shares in any jurisdiction in which the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and disseminate the Offer to stockholders of the Company in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Parent, Purchaser the Depositary or the Information Agent for the purposes of the Offer.

Ultimate Parent, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 - “Certain Information Concerning the Company” above.

Harmony Row Acquisition Co.

June 24, 2026

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, ULTIMATE PARENT AND PARENT

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of each such director and executive officer is 2929 Walnut Street, Ste. 1700, Philadelphia, PA 19104. The telephone of such office is +1 888 825 5249. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
Kevin Ryan, Director, Vice President and Treasurer	Mr. Ryan has served on the board of directors and as Vice President and Treasurer of Harmony Row Acquisition Co. since June 2026. He also serves as the Treasurer and Head of U.S. Tax of GlaxoSmithKline LLC. From May 2014 to December 2022, he was a Senior Director of Tax at Endo Pharmaceuticals, Inc. The address of Endo Pharmaceuticals, Inc. is 1400 Atwater Drive, Malvern, PA 19355.

Justin Tze-Chieh Huang, Director, President and Secretary	Mr. Huang has served on the board of directors and as President and Secretary of Harmony Row Acquisition Co. since June 2026. He also serves as the Secretary and Senior Counsel - Corporate of GlaxoSmithKline LLC.

Hatixhe Hoxha, Assistant Secretary	Ms. Hoxha has served as Assistant Secretary of Harmony Row Acquisition Co. since June 2026 and has served as Assistant Secretary of GlaxoSmithKline LLC since February 2018. She also serves as Corporate Secretariat Manager - US Operations of GlaxoSmithKline LLC. Ms. Hoxha is a dual citizen of the United States and Albania.

2. PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The business address of each such director and executive officer is 2929 Walnut Street, Ste. 1700, Philadelphia, PA 19104. The telephone of such office is +1 888 825 5249. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
Richard Latchford, Director, Vice President, Finance	Mr. Latchford serves as Vice President, Finance and CFO, US Commercial of GlaxoSmithKline LLC and has served on the board of directors of GlaxoSmithKline LLC since January 2022. Mr. Latchford is a citizen of the United Kingdom.

Maria Elena Martinez, Director, President, US	Ms. Martinez joined the Executive Committee GSK plc in January 2026 and serves as President, US of GSK plc. She also serves on the board of directors of GlaxoSmithKline LLC. Since September 2025, she has served as an Independent Director of Perspective Therapeutics, Inc. The address of Perspective Therapeutics, Inc. is 2401 Elliott Avenue, Suite 320, Seattle, WA

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
98121. From December 2018 to January 2024, she served on the board of directors of Mirati Therapeutics, Inc. The address of Mirati Therapeutics, Inc. is 3545 Cray Court, San Diego, CA, 92121. Ms. Martinez is a dual citizen of the United States and Spain.

Brennan Torregrossa, Director, U.S. General Counsel	Mr. Torregrossa serves on the board of directors of GlaxoSmithKline LLC and also serves as the U.S. General Counsel of GlaxoSmithKline LLC.

Hatixhe Hoxha, Assistant Secretary	Ms. Hoxha has served as Assistant Secretary of Harmony Row Acquisition Co. since June 2026 and has served as Assistant Secretary of GlaxoSmithKline LLC since February 2018. She also serves as Corporate Secretariat Manager - US Operations of GlaxoSmithKline LLC. Ms. Hoxha is a dual citizen of the United States and Albania.

Brian Vetter, Vice President	Mr. Vetter serves as the Vice President and Head of Regional Supply Chain, US of GlaxoSmithKline LLC. Since March 2017, he has served as the Vice President and Head of Regional Supply Chain of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom.

Kevin Ryan, Treasurer	Mr. Ryan has served on the board of directors and as Vice President and Treasurer of Harmony Row Acquisition Co. since January 2026. He also serves as the Treasurer and Head of U.S. Tax of GlaxoSmithKline LLC. From May 2014 to December 2022, he was a Senior Director of Tax at Endo Pharmaceuticals, Inc. The address of Endo Pharmaceuticals, Inc. is 1400 Atwater Drive, Malvern, PA 19355.

Justin Tze-Chieh Huang, Secretary	Mr. Huang has served on the board of directors and as President and Secretary of Harmony Row Acquisition Co. since January 2026. He also serves as the Secretary and Senior Counsel - Corporate of GlaxoSmithKline LLC.

3. ULTIMATE PARENT

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Ultimate Parent are set forth below. Except as otherwise indicated, the business address of each such director and executive officer is 79 New Oxford Street, London WC1A 1DG. The telephone of such office is +44 20 8047 5000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
Sir Jonathan Symonds, Chair of the Board of Directors	Sir Symonds has served as the Chair of the board of directors of GSK plc since September 2019. Since December 2025, he has held a Chief Executive Officer advisory role at Causaly Ltd. The address of Causaly Ltd. is 10-16 Elm Street, London, England, WC1X 0BJ. Since December 2020, he has served as a Director of Quality by Randomization Limited (trading as Protas), the

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
address of which is 2 New Bailey, 6 Stanley Street, Salford, Greater Manchester, M3 5GS, United Kingdom. Since August 2020, he has served as a Director of Felix Pharmaceuticals Pvt. Ltd., the address of which is 3 Dublin Landings, North Wall Quay Dublin 1, Dublin, Ireland. Sir Symonds is a citizen of the United Kingdom.

Luke Miels, Director and Chief Executive Officer	Mr. Miels has served on the board of directors of GSK plc since January 2026 and has served as Chief Executive Officer of GSK plc since January 2026. From September 2017 to September 2025, he served as Chief Commercial Officer of GSK plc. From September 2017 to August 2025, he served as a Director of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom. Mr. Miels is a citizen of Australia.

Julie Brown, Director and Chief Financial Officer	Ms. Brown has served on the board of directors of GSK plc since May 2023 and has served as Chief Financial Officer of GSK plc since April 2023. From 2017 to 2023, she served as the Chief Operating Officer and Chief Financial Officer of Burberry Group plc. The address of Burberry group plc is Horseferry House, Horseferry Road, London SW1P 2AW. From March 2016 to September 2022, she served as a Non-Executive Director and Audit Chair of Roche Holding AG. The address of Roche Holding AG is Grenzacherstrasse 124, 4070 Basel, Switzerland. Ms. Brown is a citizen of the United Kingdom.

Elizabeth (Liz) McKee Anderson, Independent Non-Executive Director	Ms. McKee Anderson has served as an Independent Non-Executive Director of GSK plc since September 2022. Since November 2018, she has served as an Independent Director of Insmed Inc. The address of Insmed Inc. is 700 US Highway 202/206, Bridgewater, NJ 08807, USA. Since July 2019, she has served as an Independent Director of BioMarin Pharmaceutical Inc. The address of BioMarin Pharmaceutical Inc. is 770 Lindaro Street, San Rafael, CA 94901, USA. Since April 2015, she has served as an Independent Director of Revolution Medicines, Inc. The address of Revolution Medicines, Inc. is 700 Saginaw Drive, Redwood City, CA 94063.

Charles Bancroft, Senior Independent Non-Executive Director	Mr. Bancroft was appointed to the board of directors of GSK plc in May 2020 and has served as Senior Independent Non-Executive Director of GSK plc since July 2022. Since April 2020, he has served as a Director of Kodiak Sciences Inc. The address of Kodiak Sciences Inc. is 1250 Page Mill Road, Palo Alto, CA 94304. Since October 2020, he has served as a Director of Biovector, Inc. The address of Biovector, Inc. is 40 East Montgomery Avenue, Ardmore, PA 19003.

Dr. Hal Barron, Non-Executive Director	Dr. Barron was appointed to the board of directors of GSK plc in January 2018 and has served as a Non-Executive Director of GSK plc since August 2022. Since August 2022, he has served as

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
Chief Executive Officer, Founder and Co-Chair of the board of directors of Altos Labs, Inc. The address of Altos Labs, Inc. is 2600 Bridge Parkway, Redwood City, CA 94065. From July 2018 to August 2021, he served as a Non-Executive Director of GRAIL, Inc. The address of GRAIL, Inc. is 1525 O’Brien Drive, Menlo Park, CA 94025. From March 2018 to August 2021, he served on the advisory board of Verily Life Sciences LLC, the address of which is 269 E Grand Ave, South San Francisco, CA 94080.

Dr. Anne Beal, Independent Non-Executive Director	Dr. Beal has served as an Independent Non-Executive Director of GSK plc since May 2021. Since May 2019, she has served as Founder and Chief Executive Officer of AbsoluteJOI, Inc., the address of which is 4401-A Connecticut Ave, NW 135, Washington, D.C. 20008. Since October 2021, she has served on the board of directors of Prolacta Bioscience, Inc. The address of Prolacta Bioscience, Inc. is 1800 Highland Ave, Duarte, CA, 91010. Since October 2024, she has served on the board of directors of Omada Health, Inc., the address of which is 500 Sansome Street, Suite 200, San Francisco, CA, 94111.

Wendy Becker, Independent Non-Executive Director	Ms. Becker has served as an Independent Non-Executive Director of GSK plc since October 2023. From June 2021 to June 2024, she served as Senior Independent Director, Chair of Remuneration Committee and a member of Nominations Committee of Oxford Nanopore Technologies plc, the address of which is Gosling Building, Edmund Halley Road, Oxford Science Park, Oxford, OX4 4DQ, United Kingdom. Ms. Becker is a citizen of the United Kingdom, the United States and Italy.

Dr. Hal Dietz, Independent Non-Executive Director	Dr. Dietz has served as an Independent Non-Executive Director of GSK plc since January 2022. From October 2021 to January 2023, he served as a consultant and Chair of the Scientific Advisory Board of Aytu BioPharma, Inc., the address of which is 7900 East Union Avenue, Suite 920, Denver, CO 80237. From October 2021 to February 2023, he served as Founder and a consultant of Blade Therapeutics, Inc. The address of Blade Therapeutics, Inc. was 442 Littlefield Avenue, South San Francisco, CA 94080.

Dr. Jeannie Lee, Independent Non-Executive Director	Dr. Lee has served as an Independent Non-Executive Director of GSK plc since March 2024. From 2016 to 2024, she served as Co-Founder and a consultant of Fulcrum Therapeutics, Inc., the address of which is 26 Landsdowne Street, Cambridge, MA 02139. Since 2019, she has served as a member of the Scientific Advisory Board of Skyhawk Therapeutics, Inc. The address of Skyhawk Therapeutics, Inc. is 180 3rd Ave., Sixth Floor, Waltham, MA 02451.

Dr. Gavin Screaton, Independent Non-Executive Director	Dr. Screaton has served as an Independent Non-Executive Director of GSK plc since May 2025. Since March, 2021, he has served as Scientific Advisor and Medical Co-Founder of RQ

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
Biotechnology Limited, the address of which is Scale Space, 58 Wood Lane, London, W12 7RZ, England, United Kingdom. Dr. Screaton is a citizen of the United Kingdom.

Dr. Vishal Sikka, Independent Non-Executive Director	Dr. Sikka has served as an Independent Non-Executive Director of GSK plc since July 2022. Since 2018, he has served as Co-Founder of Sikka Software Corporation. The address of Sikka Software Corporation is 2870 Zanker Rd, Suite 120, San Jose, CA 95134.

Lynn Baxter, President, Europe	Ms. Baxter joined the Executive Committee of GSK plc in 2026 and serves as President, Europe of GSK plc. Since September 2025, she has served as a Director of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom. Ms. Baxter is a citizen of the United Kingdom.

Mike Crichton, President, International	Mr. Crichton joined the Executive Committee of GSK plc in 2026 and serves as President, International of GSK plc. Mr. Crichton is a citizen of Canada.

James Ford, Senior Vice President and Group General Counsel, Legal and Compliance	Mr. Ford joined the Executive Committee of GSK plc in August 2018 and serves as Senior Vice President and Group General Counsel, Legal and Compliance of GSK plc. Mr. Ford is a dual citizen of the United Kingdom and the United States.

Mondher Mahjoubi, Chief Patient Officer	Mr. Mahjoubi joined the Executive Committee of GSK plc in 2026 and serves as Chief Patient Officer of GSK plc. From June 2020 to June 2025, he served as an Independent Director and Chair of the board of directors of PDC*line Pharma S.A., the address of which is Avenue de l’Hôpital 11, GIGA Tower (B34), 4000 Liège, Belgium. From December 2016 to January 2024, he served as Chief Executive Officer and Chairman of the Executive Board of Innate Pharma S.A. The address of Innate Pharma S.A. (head office) is 117 Avenue de Luminy, BP 30191, 13009 Marseille, France. Mr. Mahjoubi is a citizen of France.

Maria Elena Martinez, President, US	Ms. Martinez joined the Executive Committee GSK plc in January 2026 and serves as President, US of GSK plc. She also serves on the board of directors of GlaxoSmithKline LLC. Her principal business address is 2929 Walnut Street, Ste. 1700, Philadelphia, PA 19104. Since September 2025, she has served as an Independent Director of Perspective Therapeutics, Inc. The address of Perspective Therapeutics, Inc. is 2401 Elliott Avenue, Suite 320, Seattle, WA 98121. From December 2018 to January 2024, she served on the board of directors of Mirati Therapeutics, Inc. The address of Mirati Therapeutics, Inc. is 3545 Cray Court, San Diego, CA, 92121. Ms. Martinez is a dual citizen of the United States and Spain.

Nina Mojas, President, Global Product Strategy	Ms. Mojas joined the Executive Committee of GSK plc in January 2026 and serves as President, Global Product Strategy of GSK plc. Ms. Mojas is a citizen of Croatia.

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History

Roanne Parry, Chief People Officer	Ms. Parry has served as Chief People Officer of GSK plc since April 2026. From January 2024 to April 2026, she served as the Chief Human Resources Officer of CSL Limited, the address of which is 655 Elizabeth Street Melbourne, VIC 3000 Australia. From 2021 through 2024 Ms. Parry served as Senior Vice President, Human Resources: Global Pharma Commercial and Senior Vice President, Human Resources: Research and Development at GSK plc. Ms. Parry is a citizen of the United Kingdom.

Shobie Ramakrishnan, Chief Digital and Technology Officer	Ms. Ramakrishnan joined the Executive Committee of GSK plc in 2021 and serves as Chief Digital and Technology Officer of GSK plc. From January 2024 to October 2025, she served as a Non-Executive Director of Deliveroo plc. The address of Deliveroo plc is River Building, Level 1, Cannon Bridge House, 1 Cousin Lane, London, EC4R 3TE, United Kingdom. From 2015 to 2022, Ms. Ramakrishnan served as a Non-Executive Director at Remediant (now part of the Netwrix Corporation). The address of Netwrix Corporation is 6160 Warren Parkway, Suite 100, Frisco, Texas, 75034.

David Redfern, President, Corporate Development	Mr. Redfern joined the Executive Committee of GSK plc in 2008 and serves as President, Corporate Development of GSK plc. Since April 2011, he has served as Chairman of the board of directors of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom. Since February 2015, he has served as a Non-Executive Director of Aspen Pharmacare Holdings Limited, the address of which is 9 Rydall Vale Park, Douglas Saunders Drive, La Lucia, Durban, 4019, South Africa. Mr. Redfern is a citizen of the United Kingdom.

Regis Simard, President, Global Supply Chain	Mr. Simard joined the Executive Committee of GSK plc in 2018 and serves as President, Global Supply Chain of GSK plc. Since February 2024, he has served as a Non-Executive Director of Dechra Pharmaceuticals plc. The address of Dechra Pharmaceuticals plc is 24 Cheshire Avenue, Cheshire Business Park, Lostock Gralam, Northwich, CW9 7UA, United Kingdom. Since March 2017, he has served as a Director of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom. Mr. Simard is a dual citizen of the United Kingdom and France.

Philip Thomson, President, Global Affairs	Mr. Thomson joined the Executive Committee of GSK plc in 2011 and serves as President, Global Affairs of GSK plc. Mr. Thomson is a citizen of the United Kingdom.

Deborah Waterhouse, President, Global Health	Ms. Waterhouse joined the Executive Committee of GSK plc in January 2020 and serves as President, Global Health of GSK plc. Since April 2017, she has served as Chief Executive Officer and

Name and Position	Current Principal Occupation or Employment and Five (5)-Year Employment History
a Director of ViiV Healthcare Limited. The address of ViiV Healthcare Limited is GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom. Ms. Waterhouse is a citizen of the United Kingdom.

Dr. Tony Wood, Chief Scientific Officer	Dr. Wood joined the Executive Committee of GSK plc in August 2022 and serves as Chief Scientific Officer of GSK plc. Dr. Wood is a citizen of the United Kingdom.

Victoria Whyte, Senior Vice President and Company Secretary	Ms. Whyte serves as a Senior Vice President and Company Secretary of GSK plc. She is a citizen of the United Kingdom.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail to:

Citibank, N.A.

P.O. Box 219287

Kansas City, MO 64121-9287

By Overnight Courier to:

Citibank, N.A.

801 Pennsylvania Ave, Suite 219287

Kansas City, MO 64105-1307

Ref: Tender/Company Name

By Facsimile Transmission: *only for withdrawal forms

(For Eligible Institutions Only)

(816) 374-7427

Confirm Facsimile Transmission:

(By Telephone Only)

(844) 460-9413

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

500 Fifth Avenue, 21st Floor

New York, NY 10110

Shareholders May Call Toll Free:

(877) 750-5838 (from the U.S. and Canada), or

+1 (412) 232-3651 (from other countries)

Banks and Brokers May Call Collect: (212) 750-5833